ITEM 6.  SELECTED FINANCIAL DATA

The following table sets forth selected financial and operating data on a historical consolidated basis for the Company, and on a combined historical basis for Acquiport/Amsdell (the “Predecessor”). The selected historical financial information as of December 31, 2008 and 2007 and for each of the periods indicated in the five-year period ended December 31, 2008 were derived from the Company’s and the Predecessor’s financial statements. Historical information for the Company has not been presented prior to October 21, 2004, the date on which the Company consummated the mergers of Amsdell Partners, Inc. and High Tide LLC with and into the Company, because during the period prior to the mergers, the Company did not have material corporate activity.

The Predecessor’s combined historical financial information includes the following entities, which are the entities referred to collectively in this Form 10-K as Acquiport/Amsdell, for periods prior to October 21, 2004: the operating partnership (formerly known as Acquiport/Amsdell I Limited Partnership, which is sometimes referred to herein as “Acquiport I”) and its consolidated subsidiaries, Acquiport/Amsdell III, LLC (“Acquiport III”), Acquiport/Amsdell IV, LLC, Acquiport/Amsdell V, LLC, Acquiport/Amsdell VI, LLC, Acquiport/Amsdell VII, LLC, and USI II, LLC. The Predecessor also includes three additional facilities: Lakewood, OH; Lake Worth, FL; and Vero Beach I, FL which were contributed to our operating partnership in connection with the IPO. All intercompany balances and transactions are eliminated in consolidation and combination. At October 20, 2004, the Predecessor owned 155 self-storage facilities.

The following data should be read in conjunction with the audited financial statements and notes thereto of the Company and the Predecessor and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this report.

	The Company					The Predecessor (1) (5)
					Period	Period
					October 21,	January 1,
					through	through
	Year Ended December 31,				December 31,	October 20,
	2008	2007	2006	2005	2004	2004
	(in thousands, except per share data)
Statement of Operations Data:
Revenues:
Rental income	$219,917	$203,036	$186,088	$127,571	$20,061	$65,722
Other property related income	16,483	16,081	14,101	9,391	1,347	3,211
Other - related party	—	365	457	405	71	—
Total revenues	236,400	219,482	200,646	137,367	21,479	68,933
Operating expenses:
Property operating expenses	99,182	92,771	81,551	51,603	9,096	26,170
Property operating expense - related party	—	59	69	43	—	—
Depreciation and amortization	77,580	68,424	62,401	38,049	5,539	16,528
Asset write-off	—	—	305	—	—	—
Lease abandonment	—	1,316	—	—	—	—
General and administrative	24,964	21,966	21,675	17,786	4,140	—
General and administrative - related party	—	337	613	736	114	—
Management fees — related party (2)	—	—	—	—	—	3,689
Total operating expenses	201,726	184,873	166,614	108,217	18,889	46,387
Operating income	34,674	34,609	34,032	29,150	2,590	22,546
Interest:
Interest expense on loans	(52,014)	(54,108)	(45,628)	(31,907)	(4,428)	(19,385)
Loan procurement amortization expense	(1,929)	(1,772)	(1,972)	(2,045)	(286)	(5,958)
Early extinguishment of debt	—	—	(1,907)	(93)	(7,012)	—
Costs incurred to acquire management company — related party	—	—	—	—	(22,152)	—
Interest income	153	401	1,336	2,404	37	69
Other	94	118	191	(47)	(78)	—
Total	(53,696)	(55,361)	(47,980)	(31,688)	(33,919)	(25,274)
Loss from continuing operations	(19,022)	(20,752)	(13,948)	(2,538)	(31,329)	(2,728)
Discontinued operations:
Income from operations	2,404	3,988	4,624	4,040	522	—
Gain on sale of storage facilities	19,720	2,517	—	179	—	—
Income from discontinued operations	22,124	6,505	4,624	4,219	522	—
Net income (loss)	3,102	(14,247)	(9,324)	1,681	(30,807)	(2,728)
Net income (loss) attributable to noncontrolling interests	(310)	1,170	773	(113)	898	—
Net income (loss) attributable to the company	$2,792	$(13,077)	$(8,551)	$1,568	$(29,909)	$(2,728)

Basic and diluted earnings (loss) per share from continuing operations attributable to common shareholders	$(0.30)	$(0.33)	$(0.24)	$(0.07)	$(0.81)
Basic and diluted earnings per share from discontinued operations attributable to common shareholders	$0.35	$0.11	$0.09	$0.11	$0.01
Basic and diluted earnings (loss) per share attributable to common shareholders	$0.05	$(0.22)	$(0.15)	$0.04	$(0.80)
Weighted average basic common shares outstanding (3)	57,621	57,497	57,287	42,120	37,478
Weighted average diluted common shares outstanding (3)	57,621	57,497	57,287	42,120	37,478
Distribution declared per share (4)	$0.565	$1.05	$1.16	$1.13	$0.20

Amounts attributalbe to the company’s common shareholders:
Loss from continuing operations	$(17,540)	$(19,048)	$(13,524)	$(2,850)	$(30,446)	$(2,728)
Total discontinued operations	20,332	5,971	4,973	4,418	537	—
Net income (loss)	$2,792	$(13,077)	$(8,551)	$1,568	$(29,909)	$(2,728)

	The Company					The Predecessor (1) (5)
					Period	Period
					October 21,	January 1,
					through	through
	Year Ended December 31,				December 31,	October 20,
	2008	2007	2006	2005	2004	2004
	(in thousands, except per share data)
Balance Sheet Data (as of end of period):
Storage facilities, net	$1,559,958	$1,647,118	$1,566,815	$1,246,295	$729,155
Total assets	1,597,659	1,687,831	1,615,339	1,476,321	774,272
Revolving credit facility	172,000	219,000	90,500	—	—
Unsecured term loan	200,000	200,000	200,000	—	—
Secured term loan	57,419	47,444	—	—	—
Mortgage loans and notes payable	548,085	561,057	588,930	669,282	380,496
Total liabilities	1,028,705	1,083,230	930,948	714,157	406,243
Noncontrolling interests of the Company	46,026	48,982	107,606	108,313	22,816
Shareholders’/owners’ equity	522,928	555,619	576,785	653,851	345,213
Total liabilities and shareholders’/owners’ equity	1,597,659	1,687,831	1,615,339	1,476,321	774,272

Other Data:
Number of facilities (end of period)	387	409	399	339	201	155
Total rentable square feet (end of period)	24,973	26,119	25,436	20,828	12,978	9,683
Occupancy percentage (end of period)	78.9%	79.5%	78.2%	81.2%	82.2%	85.2%
Cash dividends declared per share (4)	$0.565	$1.05	$1.16	$1.13	$0.20

(1)

Represents historical financial data of our operating partnership, including three additional facilities acquired by our operating partnership from certain of the Amsdell Entities in connection with the IPO.

(2)	Prior to the IPO, management fees to related parties were paid to U-Store-It Mini Warehouse Co., the prior manager of our self-storage facilities that was acquired at the time of our IPO.

(3)

Excludes 5,198,855 operating partnership units issued at our IPO and in connection with the acquisition of facilities subsequent to our IPO. Operating partnership units have been excluded from the earnings per share calculations as there would be no effect on the earnings per share since, upon conversion, the noncontrolling interests’ share of income would also be added back to net income.

(4)

The Company announced a pro rata dividend of $0.2009 per common share on November 24, 2004, full quarterly dividends of $0.28 per common share on March 2, 2005, May 31, 2005 and August 24, 2005; dividends of $0.29 per common share on December 1, 2005, February 22, 2006, April 24, 2006, August 23, 2006, November 3, 2006, February 21, 2007, May 8, 2007, and August 14, 2007; dividends of $0.18 per common share on December 13, 2007, February 27, 2008, May 7, 2008, and August 6, 2008; and a dividend of $0.025 per common share on December 11, 2008.

(5)

For the period from October 21, 2004 through December 31, 2004, amount includes a one-time management contract termination charge of approximately $22.2 million related to the termination of our management contracts as a result of the purchase of U-Store-It Mini Warehouse Co. and approximately $7.0 million of expenses related to the early extinguishment of debt at the time of our IPO. Additionally, for the period from October 21, 2004 through December 31, 2004, general and administrative expense includes a one-time compensation charge of approximately $2.4 million for deferred shares granted to certain members of our senior management team in connection with our IPO.

ITEM 7.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this report. The Company makes certain statements in this section that are forward-looking statements within the meaning of the federal securities laws. For a complete discussion of forward-looking statements, see the section in this report entitled “Forward-Looking Statements.” Certain risk factors may cause actual results, performance or achievements to differ materially from those expressed or implied by the following discussion. For a discussion of such risk factors, see the section in this report entitled “Risk Factors.”

Overview

On October 27, 2004, the Company completed its IPO, pursuant to which it sold an aggregate of 28,750,000 common shares (including 3,750,000 shares pursuant to the exercise of the underwriters’ over-allotment option) at an offering price of $16.00 per share. The IPO resulted in gross proceeds to the Company of $460.0 million. On October 7, 2005, the Company completed a follow-on public offering, pursuant to which it sold an aggregate of 19,665,000 common shares (including 2,565,000 shares pursuant to the exercise of the underwriters’ over-allotment option) at an offering price of $20.35 per share, for gross proceeds of approximately $400.2 million.

The Company is an integrated self-storage real estate company, which means that it has in-house capabilities in the operation, design, development, leasing, and acquisition of self-storage facilities. The Company has elected to be taxed as a REIT for federal tax purposes. At December 31, 2008 and 2007, the Company owned 387 and 409 self-storage facilities, respectively, totaling approximately 25.0 million and 26.1 million rentable square feet, respectively.

The Company derives revenues principally from rents received from its customers who rent units at its self-storage facilities under month-to-month leases. Therefore, our operating results depend materially on our ability to retain our existing customers and lease our available self-storage units to new customers while maintaining and, where possible, increasing our pricing levels. In addition, our operating results depend on the ability of our customers to make required rental payments to us. We believe that our decentralized approach to the management and operation of our facilities, which places an emphasis on local, market level oversight and control, allows us to respond quickly and effectively to changes in local market conditions, where appropriate increasing rents while maintaining occupancy levels, or increasing occupancy levels while maintaining pricing levels.

The Company typically experiences seasonal fluctuations in the occupancy levels of our facilities, which are generally slightly higher during the summer months due to increased moving activity.

Currently, the United States is in a deep recession that has resulted in higher unemployment, shrinking demand for products, large-scale business failures and tight credit markets.  Our results of operations may be sensitive to changes in overall economic conditions that impact consumer spending, including discretionary spending, as well as to increased bad debts due to recessionary pressures.  A continuation of ongoing adverse economic conditions affecting disposable consumer income, such as employment levels, business conditions, interest rates, tax rates, fuel and energy costs, and other matters could reduce consumer spending or cause consumers to shift their spending to other products and services.  A general reduction in the level of discretionary spending or shifts in consumer discretionary spending could adversely affect our growth and profitability.

In the future, the Company intends to focus on increasing our internal growth and selectively pursuing targeted acquisitions and developments of self-storage facilities. We intend to incur additional debt in connection with any such future acquisitions or developments.

The Company has one reportable operating segment: we own, operate, develop, and acquire self-storage facilities.

The Company’s self-storage facilities are located in major metropolitan and rural areas and have numerous tenants per facility. No single tenant represents 1% or more of our revenues. The facilities in Florida, California, Texas and Illinois provided approximately 19%, 15%, 9% and 7%, respectively, of total revenues for the year ended December 31, 2008.

Summary of Critical Accounting Policies and Estimates

Set forth below is a summary of the accounting policies that management believes are critical to the preparation of the consolidated financial statements included in this report. Certain of the accounting policies used in the preparation of these consolidated financial statements are particularly important for an understanding of the financial position and results of operations presented in the historical consolidated financial statements included in this report. A summary of significant accounting policies is also provided in the notes to our consolidated financial statements (See Note 2 to the consolidated financial statements). These policies require the application of judgment and assumptions by management and, as a result, are subject to a degree of uncertainty. Due to this uncertainty, actual results could differ materially from estimates calculated and utilized by management.

Basis of Presentation

The accompanying consolidated financial statements include all of the accounts of the Company, the operating partnership and the wholly-owned subsidiaries of the operating partnership. For analytical presentation, all percentages are calculated using the numbers presented in the financial statements contained in this Annual Report on Form 10-K.

Self-Storage Facilities

The Company records self-storage facilities at cost less accumulated depreciation. Depreciation on the buildings and equipment is recorded on a straight-line basis over their estimated useful lives, which range from five to 40 years. Expenditures for significant renovations or improvements that extend the useful life of assets are capitalized. Repairs and maintenance costs are expensed as incurred.

When facilities are acquired, the purchase price is allocated to the tangible and intangible assets acquired and liabilities assumed based on estimated fair values. When a portfolio of facilities is acquired, the purchase price is allocated to the individual facilities based upon an income approach or a cash flow analysis using appropriate risk adjusted capitalization rates, which take into account the relative size, age and location of the individual facility along with current and projected occupancy and rental rate levels or appraised values, if available. Allocations to the individual assets and liabilities are based upon comparable market sales information for land, buildings and improvements and estimates of depreciated replacement cost of equipment.

In allocating the purchase price, the Company determines whether the acquisition includes intangible assets or liabilities. Substantially all of the leases in place at acquired facilities are at market rates, as the majority of the leases are month-to-month contracts. Accordingly, to date no portion of the purchase price has been allocated to above- or below-market lease intangibles.  To date, no intangible asset has been recorded for the value of tenant relationships, because the Company does not have any concentrations of significant tenants and the average tenant turnover is fairly frequent. The Company recorded a $6.8 million intangible asset to recognize the value of in-place leases related to its acquisition of 14 self-storage facilities during the third quarter of 2007.  Subsequently, during the quarter ended March 31, 2008, the Company acquired a finite-lived intangible asset valued at approximately $1.0 million as part of its acquisition of one self-storage facility.  This asset represents the value of in-place leases at the time of acquisition.

Long-lived assets classified as “held for use” are reviewed for impairment when events and circumstances indicate that there may be an impairment. The carrying values of these long-lived assets are compared to the undiscounted future net operating cash flows attributable to the assets. An impairment loss is recorded if the net carrying value of the asset exceeds the fair value based on its undiscounted future net operating cash flows attributable to the asset and circumstances indicate that the carrying value of the real estate asset may not be recoverable. The impairment loss recognized equals the excess of net carrying value over the related fair value of the asset.  Future events, or facts and circumstances that currently exist, that we have not yet identified, could cause us to conclude in the future that our long-lived assets are impaired.  Any resulting impairment loss could have a material adverse impact on our financial condition and results of operations.  The Company recorded impairment charges totaling $0.4 million for the year ended December 31, 2007, related to fire and flood damage and impairment charges totaling $0.5 million for the year ended December 31, 2008, related to fire and hurricane damage.

The Company considers long-lived assets to be “held for sale” upon satisfaction of the following criteria: (a) management commits to a plan to sell a facility (or group of facilities), (b) the facility is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such facilities, (c) an active program to locate a buyer and other actions required to complete the plan to sell the facility have been initiated, (d) the sale of the facility is probable and transfer of the asset is expected to be completed within one year, (e) the facility is being actively marketed for sale at a price that is reasonable in relation to its current fair value, and (f) actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

Typically these criteria are all met when the relevant asset is under contract, significant non-refundable deposits have been made by the potential buyer, the assets are immediately available for transfer and there are no contingencies related to the sale that may prevent the transaction from closing. In most transactions, these contingencies are not satisfied until the actual closing of the transaction; and, accordingly, the facility is not identified as held for sale until the closing actually occurs. However, each potential transaction is evaluated based on its separate facts and circumstances.

Revenue Recognition

Management has determined that all our leases with tenants are operating leases. Rental income is recognized in accordance with the terms of the lease agreements or contracts, which generally are month-to-month. Revenues from long-term operating leases are recognized on a straight-line basis over the term of the lease. The excess of rents recognized over amounts contractually due pursuant to the underlying leases is included in deferred revenue, and contractually due but unpaid rents are included in other assets.

Share Based Payments

We apply the fair value method of accounting for contingently issued shares and share options issued under our equity incentive plans. Accordingly, share compensation expense was recorded ratably over the vesting period relating to such contingently issued shares and options. The Company has elected to recognize compensation expense on a straight-line method over the requisite service period.

Noncontrolling Interests

Noncontrolling Interests include income allocated to holders of operating partnership units and income allocated to our partner’s interests in consolidated joint ventures. Income is allocated to the noncontrolling interests based on their ownership percentage of the operating partnership. This ownership percentage, as well as the total net assets of the operating partnership, changes when additional common shares or operating partnership units are issued. Such changes result in an allocation between shareholders’ equity and noncontrolling interests in the Consolidated Balance Sheets. Due to the number of such capital transactions that occur each period, we have presented a single net effect of all such allocations for the period as the “Adjustment for Noncontrolling Interest in Operating Partnership” in our Consolidated Statements of Shareholders’ Equity and Owners’ Equity (Deficit) (rather than separately allocating the noncontrolling interest for each individual capital transaction).

Income Taxes

The Company elected to be taxed as a real estate investment trust under Sections 856-860 of the Internal Revenue Code beginning with the period from October 21, 2004 (commencement of operations) through December 31, 2004.  In management’s opinion, the requirements to maintain these elections are being met.  Accordingly, no provision for federal income taxes has been reflected in the consolidated financial statements other than for operations conducted through our taxable REIT subsidiaries.

Earnings and profits, which determine the taxability of distributions to shareholders, differ from net income reported for financial reporting purposes due to differences in cost basis, the estimated useful lives used to compute depreciation, and the allocation of net income and loss for financial versus tax reporting purposes.

The Company is subject to a 4% federal excise tax if sufficient taxable income is not distributed within prescribed time limits.  The excise tax equals 4% of the annual amount, if any, by which the sum of (a) 85% of the Company’s ordinary income and (b) 95% of the Company’s net capital gain exceeds cash distributions and certain taxes paid by the Company.

Recent Accounting Pronouncements

In June 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“EITF 03-6-1”).  EITF 03-6-1 requires that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and should be included in the computation of earnings per share pursuant to the two-class method.  EITF 03-6-1 applies to our fiscal years beginning on January 1, 2009 and requires that all prior-period earnings per share data be adjusted retrospectively.  Early adoption is prohibited.  The Company does not expect the adoption of EITF 03-6-1 will have a material impact on our consolidated financial statements.

In May 2008, the FASB issued FSP No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (“APB 14-1”) that affects the accounting treatment for convertible debt instruments that may be settled wholly or partially in cash.  APB 14-1 requires that instruments within its scope be separated into their liability and equity components at initial recognition by recording the liability component at the fair value of a similar liability that does not have an associated equity component and attributing the remaining proceeds from issuance to the equity component. The excess of the principal amount of the liability component over its initial fair value will be amortized to interest expense using the interest method.  APB 14-1 applies to our fiscal years beginning on January 1, 2009 and requires retrospective application to all periods presented with early adoption prohibited.  The Company does not expect the adoption of APB 14-1 will have a material impact on our consolidated financial statements.

In May 2008, the FASB issued SFAS No. 163, Accounting for Financial Guarantee Insurance Contracts - an interpretation of FASB Statement No. 60 (“SFAS 163”). SFAS 163 requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. This Statement also clarifies how Statement 60 applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities. Those clarifications will increase comparability in financial reporting of financial guarantee insurance contracts by insurance enterprises. This Statement requires expanded disclosures about financial guarantee insurance contracts. The accounting and disclosure requirements of the Statement will improve the quality of information provided to users of financial statements. SFAS 163 will be effective for financial statements issued for fiscal years beginning after December 15, 2008. The Company does not expect the adoption of SFAS 163 will have a material impact on our consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). Under SFAS 162, the GAAP hierarchy will now reside in the accounting literature established by the FASB. SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements in conformity with GAAP. SFAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board Auditing amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” We believe that the adoption of this standard on its effective date will not have a material effect on our consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities - an Amendment of FASB Statement No. 133 (“SFAS 161”).  SFAS 161 enhances required disclosures regarding derivatives and hedging activities, including enhanced disclosures regarding how an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under FASB Statement No. 133 and the impact of derivative instruments and related hedged items on an entity’s financial position, financial performance and cash flows.  SFAS 161 is effective on January 1, 2009.  We believe that the adoption of this standard on January 1, 2009 will not have a material effect on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations (“SFAS 141(R)”).  SFAS 141(R) establishes principles and requirements for recognizing identifiable assets acquired, liabilities assumed, noncontrolling interest in the acquiree, goodwill acquired in the combination or the gain from a bargain purchase, and disclosure requirements.  Under this revised statement, all costs incurred to effect an acquisition will be recognized separately from the acquisition.  Also, restructuring costs that are expected but the acquirer is not obligated to incur will be recognized separately from the acquisition.  SFAS 141(R) is effective for all transactions entered into on or after January 1, 2009.  The impact of the adoption of this standard will be dependent on levels of costs incurred to effect future acquisitions.  These costs will now be expensed as incurred.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS 160”).  SFAS 160 requires that ownership interests in subsidiaries held by parties other than the parent are clearly identified.  In addition, it requires that the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the income statement.  The Company adopted SFAS 160 on January 1, 2009.  See Note 2 of the Financial Statements for further details of its impact on the Company’s Financial Statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value, with unrealized gains and losses related to these financial instruments reported in earnings at each subsequent reporting date.  This statement became effective on January 1, 2008.  The Company did not elect the fair value option for any of our existing financial instruments on the effective date and have not determined whether or not we will elect this option for any eligible financial instruments we acquire in the future.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 provides guidance for using fair value to measure assets and liabilities. This statement clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing the asset or liability. SFAS 157 establishes a fair value hierarchy, giving the highest priority to quoted prices in active markets and the lowest priority to unobservable data. SFAS 157 applies whenever other standards require assets or liabilities to be measured at fair value. This statement is effective in fiscal years beginning after November 15, 2007. The adoption of this standard on January 1, 2008 did not have a material effect on our consolidated financial statements.

Results of Operations

The following discussion of our results of operations should be read in conjunction with the consolidated financial statements and the accompanying notes thereto. Historical results set forth in the consolidated statements of operations reflect only the existing facilities and should not be taken as indicative of future operations.

Comparison of Operating Results for the Years Ended December 31, 2008 and 2007

Acquisition and Development Activities

The comparability of the Company’s results of operations is significantly affected by acquisition activities in 2008 and 2007 as listed below. At December 31, 2008 and 2007, the Company owned 387 and 409 self-storage facilities and related assets, respectively.

•                  In 2008, one self-storage facility was acquired for approximately $13.3 million (the “2008 Acquisition”).

•                  In 2008, 23 self-storage facilities were sold for approximately $62.0 million (the “2008 Dispositions”).

•                  In 2007, 17 self-storage facilities were acquired for approximately $140.5 million (the “2007 Acquisitions”).

•                  In 2007, five self-storage facilities were sold for approximately $19.2 million (the “2007 Dispositions”).

A comparison of net income (loss) for the years ended December 31, 2008 and 2007 is as follows:

	For the year ended December 31,
	2008	2007
	(in thousands)
REVENUES
Rental income	$219,917	$203,036
Other property related income	16,483	16,081
Other - related party	—	365
Total revenues	236,400	219,482
OPERATING EXPENSES
Property operating expenses	99,182	92,771
Property operating expenses - related party	—	59
Depreciation and amortization	77,580	68,424
Lease abandonment	—	1,316
General and administrative	24,964	21,966
General and administrative - related party	—	337
Total operating expenses	201,726	184,873
OPERATING INCOME	34,674	34,609
OTHER INCOME (EXPENSE)
Interest:
Interest expense on loans	(52,014)	(54,108)
Loan procurement amortization expense	(1,929)	(1,772)
Interest income	153	401
Other	94	118
Total other expense	(53,696)	(55,361)
LOSS FROM CONTINUING OPERATIONS	(19,022)	(20,752)
DISCONTINUED OPERATIONS
Income from operations	2,404	3,988
Gain on disposition of discontinued operations	19,720	2,517
Income from discontinued operations	22,124	6,505
NET INCOME (LOSS)	3,102	(14,247)
NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(310)	1,170
NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY	$2,792	$(13,077)

Total Revenues

Rental income increased from $203.0 million in 2007 to $219.9 million in 2008, an increase of $16.9 million, or 8%. This increase is primarily attributable to (i) additional rental income from the 2008 Acquisition of $1.2 million, (ii) a full year contribution from the 2007 Acquisitions resulting in additional rental income of $7.5 million, and (iii) an increase in rental income from our pool of same-store facilities of approximately $8.3 million resulting from rate increases and an increase in realized rent per occupied square foot of 3.9% during the 2008 period as compared to the 2007 period.

Other property related income increased from $16.1 million in 2007 to $16.5 million in 2008, an increase of $0.4 million, or 2%.  This increase is primarily attributable to increased administrative fees across the portfolio of storage facilities during 2008 as compared to 2007.

Other — related party decreased from $0.4 million in 2007 to $0 in 2008 due to a decrease in third party management fee income pursuant to the termination of the Rising Tide property management agreement in September 2007.

Total Operating Expenses

Property operating expenses, including property operating expenses — related party, increased from $92.8 million in 2007 to $99.2 million in 2008, an increase of $6.4 million, or 7%. This increase is primarily attributable to (i) additional operating expenses from the 2008 Acquisition of $0.5 million, (ii) a full year contribution from the 2007 Acquisitions resulting in additional operating expenses of $3.3 million, and (iii) an increase in operating expenses from our pool of same-store facilities of approximately $1.6 million.  The increase in our same-store facilities’ operating expenses in 2008 as compared to 2007 primarily relates to increased marketing and utility expenses of $0.6 million and $0.6 million, respectively.

Depreciation and amortization increased from $68.4 million in 2007 to $77.6 million in 2008, an increase of $9.2 million, or 13%. The increase is attributable to additional depreciation expense of $1.8 million related to the 2008 Acquisition and a full year of depreciation expense related to the 2007 Acquisitions in the 2008 period as compared to the 2007 period, an increase from our pool of same-store facilities of approximately $1.4 million, and additional intangible amortization expense of $5.5 million related to the 2008 Acquisition and 2007 Acquisitions in the 2008 period as compared to the 2007 period.

In August 2007, the Company abandoned certain office space in Cleveland, OH that was previously used for its corporate offices.  The related leases have expiration dates ranging from December 31, 2008 through December 31, 2014. Upon vacating the space, the Company entered into a sub-lease agreement with a sub-tenant to lease the majority of the space for the duration of the term.  As a result of this exit activity, the Company recognized a “Lease abandonment charge” of $1.3 million during 2007.

General and administrative expenses, including General and administrative expenses — related party increased from $22.3 million in 2007 to $25.0 million in 2008, an increase of $2.7 million, or 12%.  The increase is primarily attributable to (i) approximately $1.1 million of due diligence costs that were written off during the 2008 period (ii) $0.9 million of increased amortization of equity compensation during the 2008 period as compared to the 2007 period and (iii) $2.1 million of severance related costs incurred during the 2008 period, offset by $1.2 million of non-recurring legal costs incurred during the 2007 period.  Excluding the 2008 charges for due diligence and severance costs, reduced by the non-recurring charge for legal costs in 2007, general and administrative expenses increased by approximately $0.7 million, or approximately 3%.

Total Other Income (Expenses)

Interest expense decreased from $54.1 million in the 2007 period to $52.0 million in the 2008 period, a decrease of $2.1 million, or 4%. Although the Company incurred additional debt to finance certain 2007 and 2008 acquisitions, lower interest rates on unsecured debt and loan repayments during the 2008 period as compared to the 2007 period resulted in an overall decrease in interest expense during 2008 as compared to 2007.

Loan procurement amortization expense increased from $1.8 million in the 2007 period to $1.9 million in the 2008 period, an increase of $0.1 million, or 6%.  The increase is attributable to additional costs incurred in relation to the secured term loan entered into in April 2008 and the related amortization of those costs in the 2008 period as compared to no similar amortization in the 2007 period.

Interest income decreased to $0.2 million in the 2008 period from $0.4 million in the 2007 period. This decrease is primarily attributable to lower interest rates earned on daily operating cash during the 2008 period as compared to the 2007 period.

Discontinued Operations

Gains on disposition of discontinued operations increased from $2.5 million in the 2007 period to $19.7 million in the 2008 period, an increase of $17.2 million, as a result of the sale of five assets during the 2007 period as compared to 23 assets sold during the 2008 period.

Comparison of Operating Results for the Years Ended December 31, 2007 and 2006

Acquisition and Development Activities

The comparability of the Company’s results of operations is significantly affected by acquisition activities in 2007 and 2006 as listed below. At December 31, 2007 and 2006, the Company owned 409 and 399 self-storage facilities and related assets, respectively.

•                  In 2007, 17 self-storage facilities were acquired for approximately $140.5 million (the “2007 Acquisitions”).

•                  In 2007, five self-storage facilities were sold for approximately $19.2 million (the “2007 Dispositions”).

•                  In 2006, 60 self-storage facilities were acquired for approximately $362.4 million (the “2006 Acquisitions”).

A comparison of net loss for the years ended December 31, 2007 and 2006 is as follows:

	For the year ended December 31,
	2007	2006
	(in thousands)
REVENUES
Rental income	$203,036	$186,088
Other property related income	16,081	14,101
Other - related party	365	457
Total revenues	219,482	200,646
OPERATING EXPENSES
Property operating expenses	92,771	81,551
Property operating expenses - related party	59	69
Depreciation and amortization	68,424	62,401
Asset write-off	—	305
Lease abandonment	1,316	—
General and administrative	21,966	21,675
General and administrative - related party	337	613
Total operating expenses	184,873	166,614
OPERATING INCOME	34,609	34,032
OTHER INCOME (EXPENSE)
Interest:
Interest expense on loans	(54,108)	(45,628)
Loan procurement amortization expense	(1,772)	(1,972)
Write-off of loan procurement cost due to early extinguishment of debt	—	(1,907)
Interest income	401	1,336
Other	118	191
Total other expense	(55,361)	(47,980)
LOSS FROM CONTINUING OPERATIONS	(20,752)	(13,948)
DISCONTINUED OPERATIONS
Income from operations	3,988	4,624
Gain on disposition of discontinued operations	2,517	—
Income from discontinued operations	6,505	4,624
NET LOSS	(14,247)	(9,324)
NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	1,170	773
NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY	$(13,077)	$(8,551)

Total Revenues

Rental income increased from $186.1 million in 2006 to $203.0 million in 2007, an increase of $16.9 million, or 9%. This increase is primarily attributable to (i) additional rental income from the 2007 Acquisitions, (ii) a full year contribution from the 2006 Acquisitions, and (iii) an increase in rental income from our pool of same-store facilities of approximately $3.0 million resulting from a 50 basis point increase in average occupancy and 130 basis point increase in realized annual rent per occupied square foot in 2007 as compared to 2006.

Other property related income increased from $14.1 million in 2006 to $16.1 million in 2007, an increase of $2.0 million, or 14%. This increase is primarily attributable to the other property income from the 2007 Acquisitions and a full year contribution from the 2006 Acquisitions.

Other — related party decreased from $0.5 million in 2006 to $0.4 million, a decrease of $0.1 million, or 20%, due to a decrease in third party management fee income pursuant to the termination of the Rising Tide property management agreement in September 2007.

Total Operating Expenses

Property operating expenses, including property operating expenses — related party, increased from $81.6 million in 2006 to $92.8 million in 2007, an increase of $11.2 million, or 14%. This increase is primarily attributable to (i) additional operating expenses from the 2007 Acquisitions, (ii) a full year of operating expenses from the 2006 Acquisitions, and (iii) an increase in repair and maintenance expenses of $1.2 million from our pool of same-store facilities.

Depreciation and amortization increased from $62.4 million in 2006 to $68.4 million in 2007, an increase of $6.0 million, or 10%. The increase is primarily attributable to additional depreciation expense related to the 2007 Acquisitions and a full year of depreciation expense related to the 2006 Acquisitions.

Asset write-off of $0.3 million represents the disposal of the Company’s former point of sale system, which was replaced with CentershiftTM in the third quarter of 2006.

In August 2007, the Company abandoned certain office space in Cleveland, OH that was previously used for its corporate offices.  The related leases have expiration dates ranging from December 31, 2008 through December 31, 2014. Upon vacating the space, the Company entered into a sub-lease agreement with a sub-tenant to lease the majority of the space for the duration of the term.  As a result of this exit activity, the Company recognized a “Lease abandonment charge” of $1.3 million during 2007.

General and administrative expenses, including General and administrative expenses — related party, remained unchanged at $22.3 million.  The 2006 period includes approximately $2.7 million of severance costs related to a Company restructuring of certain management positions; the 2007 period includes approximately $1.2 million of non-recurring legal and professional costs associated with the litigation and related settlement with the Amsdell Family.

Total Other Income (Expenses)

Interest expense increased from $45.6 million in 2006 to $54.1 million in 2007, an increase of $8.5 million, or 19%. The increase is attributable to a higher amount of outstanding debt in 2007 primarily resulting from the financing of the 2007 Acquisitions, which was primarily funded through the revolving credit facility and secured term loan.  An additional source of the increase is a full year of interest expense related to debt assumed in conjunction with the 2006 Acquisitions.

Loan procurement amortization expense decreased from $2.0 million in 2006 to $1.8 million in 2007, a decrease of $0.2 million, or 10%.  The decrease is attributable to the repayment of five mortgages during 2007.

In conjunction with the two revolving credit facility financings during 2006, the Company incurred charges of $1.9 million relating to the write-off of unamortized loan procurement costs.

Interest income decreased to $0.4 million in 2007 from $1.3 million in 2006. This decrease is primarily attributable to the Company’s investment of excess proceeds from the 2005 follow-on public offering in interest bearing accounts and in short-term marketable securities until the excess proceeds were used to fund acquisitions or pay down existing debt during the first quarter of 2006.

Discontinued Operations

Gains on disposition of discontinued operations increased from $0 in the 2006 period to $2.5 million in the 2007 period, an increase of $2.5 million, as a result of the sale of five assets during the 2007 period as compared to no similar activity in the 2006 period.

Same-Store Facility Results

The Company considers its same-store portfolio to consist of only those facilities owned at the beginning and at the end of the applicable periods presented. The following same-store presentation is considered to be useful to investors in evaluating our performance because it provides information relating to changes in facility-level operating performance without taking into account the effects of acquisitions, developments or dispositions. The following table sets forth operating data for our same-store portfolio for the periods presented.

Comparison of the Year Ended December 31, 2008 to the Year Ended December 31, 2007

The following table provides information pertaining to our Same-Store portfolio for 2008 and 2007:

	Same Store Property Portfolio				Properties Acquired		Other/ Eliminations		Total Portfolio
			Increase/	%							Increase/
	2008	2007	(Decrease)	Change	2008	2007	2008	2007	2008	2007	(Decrease)	Change
REVENUES:
Rental income	$205,605	$197,262	$8,343	4%	$14,312	$5,774	$—	$—	$219,917	$203,036	$16,881	8%
Other property related income	15,362	15,186	176	1%	1,121	895	—	—	16,483	16,081	402	2%
Other - related party	—	—	—	—	—	365	—	—	—	365	(365)	-100%
Total revenues	220,967	212,448	8,519	4%	15,433	7,034	—	—	236,400	219,482	16,918	8%

OPERATING EXPENSES:
Property operating expenses	84,323	82,681	1,642	2%	7,352	2,892	7,507	7,198	99,182	92,771	6,411	7%
Property operating expenses - related party	—	—	—	—	—	—	—	59	—	59	(59)	-100%
Subtotal	84,323	82,681	1,642	2%	7,352	2,892	7,507	7,257	99,182	92,830	6,352	7%

NET OPERATING INCOME:	136,644	129,767	6,877	5%	8,081	4,142	(7,507)	(7,257)	137,218	126,652	10,566	8%
											—
Depreciation and amortization									77,580	68,424	9,156	13%
Lease abondonment charge									—	1,316	(1,316)	—
General and administrative									24,964	21,966	2,998	14%
General and administrative - related party									—	337	(337)	-100%
Subtotal									102,544	92,043	10,501	11%
Operating income (loss)									34,674	34,609	65	0%

Other Income (Expense):
Interest:
Interest expense on loans									(52,014)	(54,108)	2,094	-4%
Loan procurement amortization expense									(1,929)	(1,772)	(157)	9%
Interest income									153	401	(248)	-62%
Other									94	118	(24)	-20%
Total other expense									(53,696)	(55,361)	1,665	-3%

LOSS FROM CONTINUING OPERATIONS									(19,022)	(20,752)	1,730	-8%

DISCONTINUED OPERATIONS
Income from operations									2,404	3,988	(1,584)	-40%
Net gain on disposition of discontinued operations									19,720	2,517	17,203	683%
Income from discontinued operations									22,124	6,505	15,619	240%

NET INCOME (LOSS)									3,102	(14,247)	17,349	-122%
NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTERESTS									(310)	1,170	(1,480)	-126%
NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY									$2,792	$(13,077)	$15,869	-121%

Same-store revenues increased from $197.3 million in the 2007 period to $205.6 million in the 2008 period, an increase of $8.3 million, or 4%.   This increase is primarily attributable to an increase in realized rent per occupied square foot of 3.9% during the 2008 period as compared to the 2007 period.  Same-store property operating expenses increased from $82.7 million in 2007 to $84.3 million in 2008, an increase of $1.6 million, or 2%.  The increase in our same-store facilities’ operating expenses in the 2008 period as compared to the 2007 period primarily relates to increased marketing expenses and utility expenses of $0.6 million and $0.6 million, respectively.

Non-GAAP Financial Measures

NOI

We define net operating income, which we refer to as “NOI,” as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income (loss): interest expense on loans, loan procurement amortization expense, noncontrolling interest, other, depreciation and amortization, lease abandonment charge, general and administrative, and general and administrative - related party; and deducting from net income: income from discontinued operations, gains on sale of self-storage facilities, other, and interest income. NOI is not a measure of performance calculated in accordance with GAAP.

We use NOI as a measure of operating performance at each of our facilities, and for all of our facilities in the aggregate. NOI should not be considered as a substitute for operating income, net income, cash flows provided by operating, investing and financing activities, or other income statement or cash flow statement data prepared in accordance with GAAP.

We believe NOI is useful to investors in evaluating our operating performance because:

•         It is one of the primary measures used by our management and our facility managers to evaluate the economic productivity of our facilities, including our ability to lease our facilities, increase pricing and occupancy and control our property operating expenses;

•         It is widely used in the real estate industry and the self-storage industry to measure the performance and value of real estate assets without regard to various items included in net income that do not relate to or are not indicative of operating performance, such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets; and

•         We believe it helps our investors to meaningfully compare the results of our operating performance from period to period by removing the impact of our capital structure (primarily interest expense on our outstanding indebtedness) and depreciation of our basis in our assets from our operating results.

There are material limitations to using a measure such as NOI, including the difficulty associated with comparing results among more than one company and the inability to analyze certain significant items, including depreciation and interest expense, that directly affect our net income. We compensate for these limitations by considering the economic effect of the excluded expense items independently as well as in connection with our analysis of net income. NOI should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues, operating income and net income.

Cash Flows

Comparison of the Year Ended December 31, 2008 to the Year Ended December 31, 2007

A comparison of cash flow provided by operating, investing and financing activities for the years ended December 31, 2008 and 2007 is as follows:

	Year Ended December 31,
Net cash flow provided by (used in):	2008	2007	Change
	(in thousands)
Operating activities	$67,012	$62,699	$4,313
Investing activities	$27,177	$(153,401)	$180,578
Financing activities	$(94,962)	$75,503	$(170,465)

Cash provided by operations increased from $62.7 million in 2007 to $67.0 million in 2008, an increase of $4.3 million, or 7%. The increase is primarily attributable to (i) 2008 net income of $2.8 million as compared to net losses of $13.1 million in 2007, (ii) additional depreciation and amortization expense of $7.9 million in the 2008 period as compared to the 2007 period related to the 2008 Acquisition and a full year the 2007 Acquisitions, and (iii) an increase of $4.2 million in the change in other assets during the 2008 period as compared to the 2007 period as a result of the timing of certain payments, offset by (a) increased gains on dispositions of $17.4 million in the 2008 period as compared to the 2007 period due to 23 dispositions during the 2008 period as compared to five dispositions during the 2007 period and (b) a decrease of $6.7 million in the change in accounts payable and accrued expenses during the 2008 period as compared to the 2007 period as a result of the timing of certain payments.

Cash used in or provided by investing activities changed from a use of $153.4 million in 2007 to proceeds of $27.2 million in 2008, a change of $180.6 million. The change in cash related to investing activities is primarily attributable to (i) higher acquisition activity in the 2007 period (17 facilities for an aggregate purchase price of $140.5 million) relative to the 2008 period (one facility for an aggregate purchase price of $13.3 million), (ii) higher capital improvement activity in the 2007 period ($29.3 million in the 2007 period compared to $16.0 million in the 2008 period), (iii) proceeds from dispositions during 2008 of $56.9 million compared to proceeds from dispositions during 2007 of $17.9 million, (iv) insurance settlements of $1.5 million in 2008 compared to $0 in 2007, and (v) a decrease in the change in restricted cash of $1.3 million in the 2008 period as compared to the 2007 period.

Cash used in or provided by financing activities changed from proceeds of $75.5 million in 2007 to a use of $95.0 million in 2008, a change of $170.5 million. The change is primarily attributable to net borrowings of $148.4 million during the 2007 period as compared to net principal payments of $50.0 million in the 2008 period and a decrease in the dividends paid during 2008 to $0.72 per share from $1.16 per share in 2007, which reduced distributions paid to shareholders and noncontrolling partners by $27.5 million during the 2008 period as compared to the 2007 period.

Comparison of the Year Ended December 31, 2007 to the Year Ended December 31, 2006

A comparison of cash flow operating, investing and financing activities for the years ended December 31, 2007 and 2006 is as follows:

	Year Ended December 31,
Net cash flow provided by (used in):	2008	2007	Change
	(in thousands)
Operating activities	$62,699	$64,567	$(1,868)
Investing activities	$(153,401)	$(248,047)	$94,646
Financing activities	$75,503	$104,297	$(28,794)

Cash provided by operations decreased from $64.6 million in 2006 to $62.7 million in 2007, a decrease of $1.9 million, or 3%. The decrease is primarily attributable to the increase in certain prepaid assets, which is a result of the timing of certain expenditures.

Cash used in investing activities decreased from $248.0 million in 2006 to $153.4 million in 2007, a decrease of $94.6 million, or 38%. The decrease in cash used in investing activities is primarily attributable to $349.8 million used to fund the 2006 Acquisitions offset by the $140.5 million used to fund the 2007 Acquisitions.  Additionally, the net proceeds from sales of marketable securities in 2006 resulted in $95.1 million while the property dispositions in 2007 provided $18.0 million.

Cash provided by financing activities decreased from $104.3 million in 2006 to $75.5 million in 2007, a decrease of $28.8 million, or 28%. This decrease is primarily attributable to the net debt assumed during 2006 of $176.4 million as compared to the net debt assumed during 2007 of $150.6 million.  This fluctuation is a result of the 2006 Acquisition activity.

Liquidity and Capital Resources

As of December 31, 2008, we had approximately $3.7 million in available cash and cash equivalents. In addition, we had approximately $78.0 million of available borrowings under our revolving credit facility.

In November 2006, we and our Operating Partnership entered into a three-year, $450.0 million unsecured credit facility with Wachovia Capital Markets, LLC and Keybanc Capital Markets, replacing our existing $250.0 million unsecured revolving credit facility. The facility consists of a $200 million unsecured term loan and a $250 million revolving credit facility.  The facility has a November 20, 2009 termination date, subject to a one year extension to November 20, 2010 at the Company’s option, provided we pay an extension fee of 15 basis points, or $675,000, and are not in default under the facility.  The Company currently intends to exercise this extension option prior to the November 20, 2009 termination date.  Borrowings under the credit facility bear interest, at our option, at either an alternative base rate or a Eurodollar rate, in each case, plus an applicable margin based on our leverage ratio or our credit rating.  The alternative base interest rate is a fluctuating rate equal to the higher of the prime rate or the sum of the federal funds effective rate plus 50 basis points.  The applicable margin for the alternative base rate will vary from 0.00% to 0.50% depending on our leverage ratio prior to achieving an investment grade rating, and will vary from 0.00% to 0.25% depending on our credit rating after achieving an investment grade rating.  The Eurodollar rate is a rate of interest that is fixed for interest periods of one, two, three or nine months based on the LIBOR rate determined two business days prior to the commencement of the applicable interest period.  The applicable margin for the Eurodollar rate will vary from 1.00% to 1.50% depending on our leverage ratio prior to achieving an investment grade rating, and will vary from 0.425% to 1.00% depending on our credit rating after achieving an investment grade rating.

On September 14, 2007, the Company and its Operating Partnership entered into a credit agreement that allowed for total secured term loan borrowings of $50.0 million and subsequently amended the agreement on April 3, 2008 to allow for total secured term loan borrowings of $57.4 million. The term loans have a November 20, 2009 termination date, subject to a one year extension to November 20, 2010 at the Company’s option, provided we pay an extension fee of 15 basis points, or $86,000, and are not in default under the facility.  The Company currently intends to exercise these extension options prior to the November 20, 2009 termination date.  Each term loan bears interest at either an alternative base rate or a Eurodollar rate, at our option, in each case plus an applicable margin.  The applicable margin for the alternative base rate will vary from 0.10% to 0.60% depending on our leverage ratio prior to achieving an investment grade rating, and will vary from 0.00% to 0.25% depending on our credit rating after achieving an investment grade rating.  The Eurodollar rate is a rate of interest that is fixed for interest periods of one, two, three or nine months based on the LIBOR rate determined two business days prior to the commencement of the applicable interest period.  The applicable margin for the Eurodollar rate will vary from 1.10% to 1.60% depending on our leverage ratio prior to achieving an investment grade rating, and will vary from 0.425% to 1.00% depending on our credit rating after achieving an investment grade rating.  As of December 31, 2008, there were two secured term loans outstanding totaling $57.4 million.  The outstanding term loans are secured by a pledge by our Operating Partnership of all equity interests in YSI RT LLC, the wholly-owned subsidiary of our Operating Partnership that acquired eight self-storage facilities in September 2007 and one self-storage facility in May 2008.  At December 31, 2008, the outstanding term loans had an interest rate of 2.05%.  Financial covenants for the secured term loans are identical to the financial covenants for the unsecured credit facility described above.

Our ability to borrow and to exercise our option to extend the termination date under this credit facility and secured term loan will be subject to our ongoing compliance with the following financial covenants, among others:

•         Maximum total indebtedness to total asset value of 65%;

•         Minimum interest coverage ratio of 2.0:1.0;

•         Minimum fixed charge coverage ratio of 1.6:1.0; and

•         Minimum tangible net worth of $673.2 million plus 75% of net proceeds from future equity issuances.

We are currently in compliance with all of our covenants and anticipate being in compliance with all of our covenants through the duration of the term of the credit facility and secured term loan, including the extension period through November 20, 2010.

During 2007 and 2008, the Company entered into interest rate swap agreements designated as cash flow hedges that are designed to reduce the impact of interest rate changes on its variable rate debt. At December 31, 2008, the Company had interest rate swap agreements for notional principal amounts aggregating $300 million. The swap agreements effectively fix the 30-day LIBOR interest rate on $50 million of borrowings at 4.7725% per annum, $25 million of borrowings at 4.716% per annum and on $25 million of borrowings at 2.3400% per annum, in each case until November 20, 2009.  Additionally, the Company entered into interest rate cap agreements on $40 million of LIBOR based borrowings at 5.50% per annum that matured in June 2008.  In April 2008, the Company entered into an interest rate swap agreement for notional principal amounts aggregating $200 million, that effectively fix the 30-day LIBOR interest rate on $200 million of LIBOR based borrowings at 2.7625% per annum until November 20, 2009.  The notional amount at December 31, 2008 provides an indication of the extent of the Company’s involvement in these instruments at that time, but does not represent exposure to credit, interest rate or market risks.  The Company is exposed to the potential risk of counterparty default or non-payment with respect to its interest rate swap agreements, in which event the Company could suffer a material loss on the value of those agreements; however, the Company does not currently believe that its counterparties on its swap agreements are likely to default or not perform their obligations under those agreements.

Our cash flow from operations has historically been one of our primary sources of liquidity to fund debt service, distributions and capital expenditures. We derive substantially all of our revenue from customers who lease space from us at our facilities. Therefore, our ability to generate cash from operations is dependent on the rents that we are able to charge and collect from our customers.  We believe that the facilities in which we invest — self-storage facilities — are less sensitive than other real estate product types to current near-term economic downturns. However, prolonged economic downturns will adversely affect cash flow from operations.

In order to qualify as a REIT for federal income tax purposes, we are required to distribute at least 90% of our REIT taxable income, excluding capital gains, to our shareholders on an annual basis or pay federal income tax.  The nature of our business, coupled with the requirement that we distribute a substantial portion of our income on an annual basis, will cause us to have substantial liquidity needs over both the short term and the long term.

Our short-term liquidity needs consist primarily of funds necessary to pay operating expenses associated with our facilities, refinancing of certain mortgage indebtedness, interest expense and scheduled principal payments on debt, expected distributions to limited partners and shareholders and recurring capital expenditures. These expenses, as well as the amount of recurring capital expenditures that we incur, will vary from year to year, in some cases significantly.  We expect such recurring capital expenditures in 2009 to be approximately $7 million to $9 million.  In addition, our currently scheduled principal payments on debt are approximately $524 million in 2009 and $113 million in 2010.

Although recent credit-market disruptions have significantly affected our near term ability to obtain additional capital, we expect to meet our 2009 liquidity needs of $7 million to $9 million of recurring capital expenditures and $524 million of schedule principal payments, which includes approximately $95.0 million of required principal payments related to mortgage loans and notes payable, by (i) exercising our option to extend the termination date of the credit facility and secured term loans from November 20, 2009 to November 20, 2010, resulting in deferring $429 million of principal payments to 2010 from 2009, (ii) borrowing $78 million under our credit facility, and (iii) generating cash from operations in excess of the remaining liquidity needs.

We are also focused on addressing our 2010 liquidity needs.  We anticipate meeting our 2010 liquidity needs through a combination of the following activities: cash generated from operations, proceeds from additional mortgage debt, the issuance of public equity or debt instruments, the pursuit of joint ventures, and future sales of existing properties.  Additionally, we are discussing the potential to extend and/or rework the terms of the current agreements with our unsecured lenders.

Our most restrictive debt covenants limit the amount of additional leverage we can add; however, we believe the sources of capital described above are adequate to execute our current business plan and remain in compliance with our debt covenants.

Our liquidity needs beyond 2010 consist primarily of funds necessary to fund: (i) repayment of indebtedness at maturity; (ii) non-recurring capital expenditures; (iii) redevelopment of operating facilities; (iv) acquisitions of additional facilities; and (v) development of new facilities. In addition, certain of our mortgages will have significant outstanding balances on their maturity dates, commonly known as “balloon payments.”  We do not expect that we will have sufficient funds on hand to cover these long-term cash requirements. We will have to satisfy our needs through either additional borrowings, including borrowings under a new or revised revolving credit facility, sales of common or preferred shares and/or cash generated through facility dispositions and joint venture transactions.

Notwithstanding the discussion above, we believe that, as a publicly traded REIT, we will have access to multiple sources of capital to fund long-term liquidity requirements, including the incurrence of additional debt and the issuance of additional equity. However, we cannot provide any assurance that this will be the case. Our ability to incur additional debt will be dependent on a number of factors, including our degree of leverage, the value of our unencumbered assets and borrowing restrictions that may be imposed by lenders. In addition, the current dislocation in the United States debt markets has significantly reduced the availability and increased the cost of long-term debt capital, including conventional mortgage financing and commercial mortgage-backed securities financing.  There can be no assurance that such capital will be readily available in the foreseeable future.  Our ability to access the equity capital markets will be dependent on a number of factors as well, including general market conditions for REITs and market perceptions about us.

Other Material Changes in Financial Position

	December 31,		Increase
	2008	2007	(decrease)
	(in thousands)
Selected Assets
Storage facilities — net	$1,559,958	$1,647,118	$(87,160)

Selected Liabilities
Revolving credit facility	$172,000	$219,000	$(47,000)
Secured term loan	$57,419	$47,444	$9,975
Distributions payable	$1,572	$11,300	$(9,728)

Storage facilities decreased $87.2 million during 2008 primarily as a result of $72.7 million of depreciation recognized during 2008, $40.3 million related to the 2008 Dispositions, and $2.4 million related to the held for sale property, offset by $13 million related to fixed asset additions and $14.2 million related to the 2008 Acquisition.

Our revolving credit facility decreased $47.0 million as a result of multiple paydowns related to proceeds from the 2008 Dispositions, and the secured term loan increased $10.0 million as a result of the 2008 Acquisition.  Distributions payable decreased as a reduction in the quarterly dividends declared from $0.18 per share in the fourth quarter of 2007 to $0.025 per share in the fourth quarter of 2008.

Contractual Obligations

The following table summarizes our known contractual obligations as of December 31, 2008 (in thousands):

	Payments Due by Period
	Total	2009	2010	2011	2012	2013	2014 and thereafter
Mortgage loans and notes payable (a)	$547,391	$94,511	$112,730	$88,565	$161,381	$21,759	$68,445
Revolving credit facility, unsecured term loan and secured term loans (b)	429,419	429,419	—	—	—	—	—
Interest payments (c)	91,356	29,037	23,867	15,871	11,100	4,890	6,591
Ground leases and third party office lease	856	159	149	149	149	149	101
Related party office leases	2,854	453	453	475	475	499	499
Software contracts	350	350	—	—	—	—	—
Employment contracts	2,265	1,245	1,020	—	—	—	—
	$1,074,491	$555,174	$138,219	$105,060	$173,105	$27,297	$75,636

(a)  Amounts do not include unamortized discounts/premiums.

(b)  The Company has the option to extend the termination date from November 20, 2009 to November 20, 2010 provided we pay an extension fee of 15 basis points, or $761,000, and are not in default under the facility.

(c)  Interest on variable rate debt calculated using LIBOR of 2.00%.

We expect that the contractual obligations owed in 2009 will be satisfied by a combination of cash generated from operations, the exercise of option extensions on the revolving credit facility and secured term loans and from draws on the revolving credit facility.

Off-Balance Sheet Arrangements

We do not currently have any off-balance sheet arrangements.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Financial statements required by this item appear with an Index to Financial Statements and Schedules, starting on page F-1 of this report.

FINANCIAL STATEMENTS
INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. Under Section 404 of the Sarbanes-Oxley Act of 2002, the Company’s management is required to assess the effectiveness of the Company’s internal control over financial reporting as of the end of each fiscal year, and report on the basis of that assessment whether the Company’s internal control over financial reporting is effective.

The Company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. The Company’s internal control over financial reporting includes those policies and procedures that:

•                  pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and the disposition of the assets of the Company;

•                  provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles, and that the receipts and expenditures of the Company are being made only in accordance with the authorization of the Company’s management and its Board of Trustees; and

•                  provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

There are inherent limitations in the effectiveness of any system of internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even an effective internal control system can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of an internal control system may vary over time.

Under the supervision, and with the participation, of the Company’s management, including the principal executive officer and principal financial officer, we conducted a review, evaluation and assessment of the effectiveness of our internal control over financial reporting as of December 31, 2008, based upon the Committee of Sponsoring Organizations of the Treadway Commission (COSO) criteria. In performing its assessment of the effectiveness of internal control over financial reporting, management has concluded that, as of December 31, 2008, our internal control over financial reporting was effective based on the COSO framework.

The effectiveness of our internal control over financial reporting as of December 31, 2008, has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report that appears herein.

March 2, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of
U-Store-It Trust
Wayne, Pennsylvania

We have audited the internal control over financial reporting of U-Store-It Trust and subsidiaries (the “Company”) as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying management’s report of internal control over financial reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet and the related consolidated statements of operations, shareholders’ equity, cash flows, and financial statement schedule as of and for the year ended December 31, 2008 of the Company and our report dated March 2, 2009 (August 7, 2009, as to the retrospective effects of the adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51 as discussed in Note 2) expressed an unqualified opinion on those financial statements and financial statement schedule.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
March 2, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of

U-Store-It Trust

Wayne, Pennsylvania

We have audited the accompanying consolidated balance sheets of U-Store-It Trust and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of U-Store-It Trust and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth herein.

As discussed in Note 2 to the consolidated financial statements, the Company retrospectively adjusted the consolidated financial statements in accordance with the Company’s adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51 (“SFAS 160”) on January 1, 2009.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control —Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 2, 2009 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

March 2, 2009 (August 7, 2009, as to the retrospective effects of the adoption of SFAS 160 as discussed in Note 2)

U-STORE-IT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31, 2008	December 31, 2007

ASSETS
Storage facilities	$1,888,123	$1,916,396
Less: Accumulated depreciation	(328,165)	(269,278)
Storage facilities, net	1,559,958	1,647,118
Cash and cash equivalents	3,744	4,517
Restricted cash	16,217	15,818
Loan procurement costs - net of amortization	4,453	6,108
Assets held for sale	2,378	—
Other assets, net	10,909	14,270
Total assets	$1,597,659	$1,687,831

LIABILITIES AND SHAREHOLDERS’ EQUITY

Revolving credit facility	$172,000	$219,000
Unsecured term loan	200,000	200,000
Secured term loan	57,419	47,444
Mortgage loans and notes payable	548,085	561,057
Accounts payable, accrued expenses and other liabilities	39,410	33,623
Due to related parties	—	110
Distributions payable	1,572	11,300
Deferred revenue	9,725	10,148
Security deposits	472	548
Other liabilities held for sale	22	—
Total liabilities	1,028,705	1,083,230

Noncontrolling interests of the Company	46,026	48,982

Commitments and contingencies

Shareholders’ Equity
Common shares $.01 par value, 200,000,000 shares authorized, 57,623,491 and 57,577,232 shares issued and outstanding at December 31, 2008 and December 31, 2007, respectively	576	576
Additional paid in capital	801,029	797,940
Accumulated other comprehensive loss	(7,553)	(1,664)
Accumulated deficit	(271,124)	(241,233)
Total shareholders’ equity	522,928	555,619
Total liabilities and shareholders’ equity	$1,597,659	$1,687,831

See accompanying notes to the consolidated financial statements.

U-STORE-IT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF
OPERATIONS

	For the year ended December 31,
	2008	2007	2006
	(Dollars and shares in thousands, except per share data)

REVENUES
Rental income	$219,917	$203,036	$186,088
Other property related income	16,483	16,081	14,101
Other - related party	—	365	457
Total revenues	236,400	219,482	200,646
OPERATING EXPENSES
Property operating expenses	99,182	92,771	81,551
Property operating expenses - related party	—	59	69
Depreciation and amortization	77,580	68,424	62,401
Asset write-off	—	—	305
Lease abandonment	—	1,316	—
General and administrative	24,964	21,966	21,675
General and administrative - related party	—	337	613
Total operating expenses	201,726	184,873	166,614
OPERATING INCOME	34,674	34,609	34,032
OTHER INCOME (EXPENSE)
Interest:
Interest expense on loans	(52,014)	(54,108)	(45,628)
Loan procurement amortization expense	(1,929)	(1,772)	(1,972)
Write-off of loan procurement cost due to early extinguishment of debt	—	—	(1,907)
Interest income	153	401	1,336
Other	94	118	191
Total other expense	(53,696)	(55,361)	(47,980)
LOSS FROM CONTINUING OPERATIONS	(19,022)	(20,752)	(13,948)
DISCONTINUED OPERATIONS
Income from operations	2,404	3,988	4,624
Gain on disposition of discontinued operations	19,720	2,517	—
Income from discontinued operations	22,124	6,505	4,624
NET INCOME (LOSS)	3,102	(14,247)	(9,324)
NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(310)	1,170	773
NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY	$2,792	$(13,077)	$(8,551)

Basic and diluted earnings (loss) per share from continuing operations attributable to common shareholders	$(0.30)	$(0.33)	$(0.24)
Basic and diluted earnings (loss) per share from discontinued operations attributable to common shareholders	$0.35	$0.11	$0.09
Basic and diluted earnings (loss) per share attributable to common shareholders	$0.05	$(0.22)	$(0.15)

Weighted-average basic shares outstanding	57,621	57,497	57,287
Weighted-average diluted shares outstanding	57,621	57,497	57,287

AMOUNTS ATTRIBUTABLE TO THE COMPANY'S COMMON SHAREHOLDERS:
Loss from continuing operations	$(17,540)	$(19,048)	$(13,524)
Total discontinued operations	20,332	5,971	4,973
Net income (loss)	$2,792	$(13,077)	$(8,551)

See accompanying notes to the consolidated financial statements.

U-STORE-IT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in thousands)

				Accumulated
	Common Shares		Additional Paid in	Other Comprehensive	Accumulated
	Number	Amount	Capital	Loss	Deficit	Total

Balance at December 31, 2005	57,010	$570	$745,754	$—	$(92,473)	$653,851
Issuance of restricted shares	139	1				1
Proceeds from option exercise	186	2	2,985			2,987
Amortization of restricted shares			649			649
Share compensation expense			444			444
Issuance of trustee deferred shares			176			176
Adjustment for Noncontrolling interests in operating partnership			(6,084)		773	(5,311)
Net loss					(9,324)	(9,324)
Distributions					(66,688)	(66,688)
Balance at December 31, 2006	57,335	$573	$743,924	$—	$(167,712)	$576,785
Issuance of restricted shares	123	2				2
Conversion from units to shares	119	1				1
Amortization of restricted shares			972			972
Share compensation expense			867			867
Adjustment for Noncontrolling interests in operating partnership			52,177		1,170	53,347
Net loss					(14,247)	(14,247)
Other comprehensive loss:
Unrealized loss on interest rate swap				(1,545)		(1,545)
Unrealized loss on foreign currency translation				(119)		(119)
Distributions					(60,444)	(60,444)
Balance at December 31, 2007	57,577	$576	$797,940	$(1,664)	$(241,233)	$555,619
Issuance of restricted shares	46					—
Conversion from units to shares						—
Amortization of restricted shares			1,297			1,297
Share compensation expense			1,425			1,425
Adjustment for Noncontrolling interests in operating partnership			367		(310)	57
Net income					3,102	3,102
Other comprehensive loss:
Unrealized loss on interest rate swap				(4,608)		(4,608)
Unrealized loss on foreign currency translation				(1,281)		(1,281)
Distributions					(32,683)	(32,683)
Balance at December 31, 2008	57,623	$576	$801,029	$(7,553)	$(271,124)	$522,928

See accompanying notes to the consolidated financial statements.

U-STORE-IT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the year ended December 31,
	2008	2007	2006

Cash Flows From Operating Activities
Net income (loss)	$3,102	$(14,247)	$(9,324)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	80,132	72,218	66,727
Asset write-off	—	—	305
Lease abandonment charge	—	1,316	—
Gain on disposition of discontinued operations	(19,720)	(2,311)	—
Equity compensation expense	2,722	1,840	1,272
Accretion of fair market value of debt	(446)	(367)	(692)
Early extinguishment of debt	—	—	1,907
Changes in other operating accounts:
Other assets	1,425	(2,756)	(350)
Accounts payable and accrued expenses	(7)	6,660	5,733
Other liabilities	(196)	346	(1,011)
Net cash provided by operating activities	$67,012	$62,699	$64,567

Cash Flows From Investing Activities
Acquisitions, additions and improvements to storage facilities	(30,738)	(48,014)	(312,352)
Acquisitions, additions and improvements to storage facilities - related party	—	(121,630)	(37,414)
Proceeds from sales of properties	56,867	17,935	42
Proceeds from sales of marketable securities	—	—	114,170
Investment in marketable securities	—	—	(19,000)
Insurance settlements	1,447	—	1,712
Decrease (increase) in restricted cash	(399)	(1,692)	4,795
Net cash provided by (used in) investing activities	$27,177	$(153,401)	$(248,047)

Cash Flows From Financing Activities
Proceeds from:
Revolving credit facility	57,300	156,500	331,000
Unsecured term loan	—	—	200,000
Secured term loan	9,975	47,444	—
Mortgage loans and notes payable	—	4,651	—
Short-term financing	—	—	80,000
Principal payments on:
Revolving credit facility	(104,300)	(28,000)	(240,500)
Mortgage loans and notes payable	(12,526)	(32,157)	(114,111)
Short term financing	—	—	(80,000)
Capital lease obligations	—	—	(39)
Distributions paid to shareholders	(41,621)	(66,816)	(66,623)
Distributions paid to noncontrolling partners	(3,656)	(5,975)	(6,017)
Loan procurement costs	(134)	(144)	(2,398)
Proceeds from exercise of stock options	—	—	2,985
Net cash (used in) provided by financing activities	$(94,962)	$75,503	$104,297

Decrease in cash and cash equivalents	(773)	(15,199)	(79,183)

Cash and cash equivalents at beginning of year	4,517	19,716	98,899
Cash and cash equivalents at end of year	$3,744	$4,517	$19,716

Supplemental Cash Flow Information
Cash paid for interest, net of interest capitalized	$52,291	$53,952	$45,461
Supplemental disclosure of noncash activities:
Acquisitions of facilities:
Additions to storage facilities	1,023	—	—
Mortgage loans	—	—	(34,451)
Other, net	—	—	(2,032)
Dispositions of facilities:
Notes receivable	2,612	—	—

See accompanying notes to the consolidated financial statements.

U-STORE-IT TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND NATURE OF OPERATIONS

U-Store-It Trust, a Maryland real estate investment trust (collectively with its subsidiaries, “we” or the “Company”), is a self-administered and self-managed real estate investment trust, or REIT, active in acquiring, developing and operating self-storage properties for business and personal use under month-to-month leases.  As of December 31, 2008, the Company owned 387 self-storage facilities (collectively, the “Properties”) containing an aggregate of approximately 25.0 million rentable square feet.  The Properties are located in 26 states throughout the United States, and in the District of Columbia. All references to building square footage, occupancy percentage, and the number of buildings are unaudited.

The Company owns substantially all of its assets through U-Store-It, L.P., a Delaware limited partnership (the “Operating Partnership”).  The Company is the sole general partner of the Operating Partnership and, as of December 31, 2008, owned a 91.9% interest in the Operating Partnership.  The Company manages its assets through YSI Management, LLC (the “Management Company”), a wholly owned subsidiary of the Operating Partnership.  The Company owns 100% of U-Store-It Mini Warehouse Co. (the “TRS”) in addition to three other subsidiaries, which it has elected to treat as taxable REIT subsidiaries. In general, a taxable REIT subsidiary may perform non-customary services for tenants, hold assets that the Company cannot hold directly and generally may engage in any real estate or non-real estate related business.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES and Adoption of Subsequent Accounting Pronouncement

Principles of Consolidation

The accompanying consolidated financial statements include all of the accounts of the Company, and its majority-owned and/or controlled subsidiaries.  The portion of these entities not owned by the Company is presented as noncontrolling interests as of and during the periods consolidated.  All significant intercompany accounts and transactions have been eliminated in consolidation.

When the Company obtains an economic interest in an entity, the Company evaluates the entity to determine if the entity is deemed a variable interest entity (“VIE”), and if the Company is deemed to be the primary beneficiary, in accordance with the Financial Accounting Standards Board (“FASB”) Interpretation No. 46R, “Consolidation of Variable Interest Entities” (“FIN 46R”). When an entity is not deemed to be a VIE, the Company considers the provisions of EITF 04-05, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” (“EITF 04-05”). The Company consolidates (i) entities that are VIEs and of which the Company is deemed to be the primary beneficiary and (ii) entities that are non-VIEs which the Company controls and the limited partners do not have the ability to dissolve the entity or remove the Company without cause nor substantive participating rights.

Adoption of Subsequent Accounting Pronouncements

Effective January 1, 2009, the Company adopted Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”). Per SFAS 160, noncontrolling interests are the portion of equity (net assets) in a subsidiary not attributable, directly or indirectly, to a parent. The ownership interests in the subsidiary that are held by owners other than the parent are noncontrolling interests. Under SFAS 160, such noncontrolling interests are reported on the consolidated balance sheets within equity, separately from the Company’s equity. On the consolidated statements of operations, revenues, expenses and net income or loss from less-than-wholly-owned subsidiaries are reported at the consolidated amounts, including both the amounts attributable to the Company and noncontrolling interests. Presentation of consolidated equity activity is included for both quarterly and annual financial statements, including beginning balances, activity for the period and ending balances for shareholders’ equity, noncontrolling interests and total equity.

However, per FASB Emerging Issues Task Force Topic (“EITF”) No. D-98, “Classification and Measurement of Redeemable Securities” (“EITF D-98”), securities that are redeemable for cash or other assets at the option of the holder, not solely within the control of the issuer, must be classified outside of permanent equity. This would result in certain outside ownership interests being included as redeemable noncontrolling interests outside of permanent equity in the consolidated balance sheets. The Company makes this determination based on terms in applicable agreements, specifically in relation to redemption provisions. Additionally, with respect to noncontrolling interests for which the Company has a choice to settle the contract by delivery of its own shares, the Company considered the guidance in EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” to evaluate whether the Company controls the actions or events necessary to issue the maximum number of shares that could be required to be delivered under share settlement of the contract.  EITF D-98 also requires that noncontrolling interests are adjusted each period so that the carrying value equals the greater of its carrying value based on the accumulation of historical cost or its redemption fair value.

The consolidated results of the Company include results attributable to units of the Operating Partnership that are not owned by the Company, which amounted to approximately 8.1%, 8.1% and 8.3%, respectively as of December 31, 2008, 2007 and 2006 of all outstanding units.  These interests were issued in the form of Operating Partnership units and were a component of the consideration the Company paid to acquire certain self-storage facilities. Limited partners who acquired Operating Partnership units have the right to require the Operating Partnership to redeem part or all of their Operating Partnership units for, at the Company’s option, an equivalent number of common shares of the Company or cash based upon the fair market value of an equivalent number of common shares of the Company.  However, the operating agreement contains certain circumstances that could result in a net cash settlement outside the control of the Company. Accordingly, consistent with EITF D-98, the Company will continue to record these non controlling interests outside of permanent equity in the consolidated balance sheets.  Net income or loss related to these noncontrolling interests is excluded from net income or loss in the consolidated statements of operations.  Based on the Company’s evaluation of the redemption value of the redeemable noncontrolling interest, the Company has reflected these interests at their carrying value as of December 31, 2008 and 2007.

The table below presents shareholders equity and noncontrolling interest activity for the period January 1, 2006 through December 31, 2008 (in thousands):

	Shareholders’ Equity	Noncontrolling Interest
Balance at January 1, 2006	$653,851	$108,313
Issuance of restricted shares	1	—
Proceeds from option exercise	2,987	—
Amortization of restricted shares	649	—
Share compensation expense	444	—
Issuance of trustee deferred shares	176	—
Adjustment for noncontrolling interest in the Operating Partnership	(6,084)	6,098
Net loss	(8,551)	(773)
Distributions	(66,688)	(6,032)
Balance at December 31, 2006	$576,785	$107,606
Issuance of restricted shares	2	—
Conversion from units to shares	1	—
Amortization of restricted shares	972	—
Share compensation expense	867	—
Adjustment for noncontrolling interest in the Operating Partnership	52,177	(52,073)
Net loss	(13,077)	(1,170)
Other comprehensive income (loss):	—	—
Unrealized gain on interest rate swap	(1,545)	—
Unrealized gain on foreign currency translation	(119)	—
Distributions	(60,444)	(5,381)
Balance at December 31, 2007	$555,619	$48,982
Issuance of restricted shares	—	—
Amortization of restricted shares	1,297	—
Share compensation expense	1,425	—
Adjustment for noncontrolling interest in the Operating Partnership	367	(435)
Net income	2,792	310
Other comprehensive income (loss):	—	—
Unrealized gain on interest rate swap	(4,608)	—
Unrealized gain on foreign currency translation	(1,281)	—
Distributions	(32,683)	(2,831)
Balance at December 31, 2008	$522,928	$46,026

The fair value of the Company’s common shares when calculated for the purposes of unit redemption will be equal to the average of the closing trading price of the Company’s common shares on the New York Stock Exchange for the 10 trading days before the date the Company receives the redemption notice.  At December 31, 2008 and 2007, 5,079,928 units were outstanding, and the calculated aggregate redemption value of outstanding Operating Partnership units based upon the Company’s share price was approximately $20.8 million and $49.0 million, respectively.

Number of limited partnership units

As of December 31, 2005	5,198,855
Units issued	—
Units redeemed	—
As of December 31, 2006	5,198,855
Units issued	—
Units redeemed	(118,927)
As of December 31, 2007	5,079,928
Units issued	—
Units redeemed	—
As of December 31, 2008	5,079,928

Consolidated Real Estate Venture

USIFB, LLP (“the Venture”) was formed to own, operate, acquire and develop self-storage facilities in England.  The Company has a 97% interest in the Venture, and through a wholly-owned subsidiary and together with its joint venture partner, operations began at one facility in London, England during 2008.  We have determined that the Venture is a variable interest entity as defined by FIN 46R, and that we are the primary beneficiary.  Accordingly, the assets, liabilities and results of operations of the Venture are consolidated in our consolidated financial statements.  At December 31, 2008, the Venture had total assets of $6.3 million and total liabilities of $3.6 million and a mortgage loan of $3.5 million secured by assets with a net book value of $5.3 million.  At December 31, 2008, the Venture’s creditors had no recourse to the general credit of the Company other than certain loan commitments.

Retrospective Impact of New Accounting Pronouncement Adopted January 1, 2009 (in thousands):

Statement of Operations:

	For the year ended December 31, 2008:
	As Previously Reported	Adjustments	As Adjusted
Loss from continuing operations	$(17,540)	$(1,482)	$(19,022)
Income from discontinued operations	20,332	1,792	22,124
Net income (loss)	2,792	310	3,102
Net income (loss) attributable to noncontrolling interests	—	(310)	(310)
Net income (loss) attributable to the company	—	2,792	2,792

	For the year ended December 31, 2007:
	As Previously Reported	Adjustments	As Adjusted
Loss from continuing operations	$(19,048)	$(1,704)	$(20,752)
Income from discontinued operations	5,971	534	6,505
Net income (loss)	(13,077)	(1,170)	(14,247)
Net income (loss) attributable to noncontrolling interests	—	1,170	1,170
Net income (loss) attributable to the company	—	(13,077)	(13,077)

	For the year ended December 31, 2006:
	As Previously Reported	Adjustments	As Adjusted
Loss from continuing operations	$(13,524)	$(424)	$(13,948)
Income from discontinued operations	4,973	(349)	4,624
Net income (loss)	(8,551)	(773)	(9,324)
Net income (loss) attributable to noncontrolling interests	—	773	773
Net income (loss) attributable to the company	—	(8,551)	(8,551)

Statement of Shareholders' Equity:

	For the year ended December 31, 2008:
	As Previously Reported	Adjustments	As Adjusted
Adjustments for noncontrolling interests in operating partnership	$367	$(310)	$57
Net income	2,792	310	3,102

	For the year ended December 31, 2007:
	As Previously Reported	Adjustments	As Adjusted
Adjustments for noncontrolling interests in operating partnership	$1,469	$51,878	$53,347
Net loss	(13,077)	(1,170)	(14,247)

	For the year ended December 31, 2006:
	As Previously Reported	Adjustments	As Adjusted
Adjustments for noncontrolling interests in operating partnership	$6	$(5,317)	$5,311
Net loss	(8,551)	(773)	(9,324)
Balance at December 31, 2006	627,493	(50,708)	576,785

Statement of Cash Flows:

	For the year ended December 31, 2008:
	As Previously Reported	Adjustments	As Adjusted
Net income	$2,792	$310	$3,102
Minority interests	310	(310)	—

	For the year ended December 31, 2007:
	As Previously Reported	Adjustments	As Adjusted
Net loss	$(13,077)	$(1,170)	$(14,247)
Minority interests	(995)	995	—
Net cash provided by operating activities	62,874	(175)	62,699
Acquisitions, additions and improvements to storage facilities - related party	(121,805)	175	(121,630)
Net cash used in investing activities	(153,576)	175	(153,401)

	For the year ended December 31, 2006:
	As Previously Reported	Adjustments	As Adjusted
Net loss	$(8,551)	$(773)	$(9,324)
Minority interests	(773)	773	—

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Storage Facilities

Storage facilities are carried at historical cost less accumulated depreciation and impairment losses.  The cost of storage facilities reflects their purchase price or development cost.  Costs incurred for the acquisition and renovation of a storage facility are capitalized to the Company’s investment in that property.  Ordinary repairs and maintenance are expensed as incurred; major replacements and betterments, which improve or extend the life of the asset, are capitalized and depreciated over their estimated useful lives.

Purchase Price Allocation

When facilities are acquired, the purchase price is allocated to the tangible and intangible assets acquired and liabilities assumed based on estimated fair values. When a portfolio of facilities is acquired, the purchase price is allocated to the individual facilities based upon an income approach or a cash flow analysis using appropriate risk adjusted capitalization rates, which take into account the relative size, age and location of the individual facility along with current and projected occupancy and rental rate levels or appraised values, if available. Allocations to the individual assets and liabilities are based upon comparable market sales information for land, buildings and improvements and estimates of depreciated replacement cost of equipment.

In allocating the purchase price, the Company determines whether the acquisition includes intangible assets or liabilities. Substantially all of the leases in place at acquired facilities are at market rates, as the majority of the leases are month-to-month contracts. Accordingly, to date no portion of the purchase price has been allocated to above- or below-market lease intangibles.  To date, no intangible asset has been recorded for the value of tenant relationships, because the Company does not have any concentrations of significant tenants and the average tenant turnover is fairly frequent.

The Company recorded a $6.8 million intangible asset to recognize the value of in-place leases related to its acquisitions in 2007.  Subsequently, during the quarter ended March 31, 2008, the Company acquired a finite-lived intangible asset valued at approximately $1.0 million as part of its acquisition of one self-storage facility.  This asset represents the value of in-place leases at the time of acquisition.

Depreciation and Amortization

The costs of self-storage facilities and improvements are depreciated using the straight-line method based on useful lives ranging from five to 40 years.

Impairment of Long-Lived Assets

We evaluate long-lived assets for impairment when events and circumstances indicate that there may be impairment. The carrying value of these long-lived assets is compared to the undiscounted future net operating cash flows attributable to the assets. An impairment loss is recorded if the net carrying value of the asset exceeds the fair value based on its undiscounted future net operating cash flows attributable to the asset and circumstances indicate that the carrying value of the real estate asset may not be recoverable. The impairment loss recognized equals the excess of net carrying value over the related fair value of the asset. Approximately $0.5 million and $0.4 million of impairment charges were recorded during 2008 and 2007, respectively.

Long-Lived Assets Held for Sale

We consider long-lived assets to be “held for sale” upon satisfaction of the following criteria: (a) management commits to a plan to sell a facility (or group of facilities), (b) the facility is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such facilities, (c) an active program to locate a buyer and other actions required to complete the plan to sell the facility have been initiated, (d) the sale of the facility is probable and transfer of the asset is expected to be completed within one year, (e) the facility is being actively marketed for sale at a price that is reasonable in relation to its current fair value, and (f) actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

Typically these criteria are all met when the relevant asset is under contract, significant non-refundable deposits have been made by the potential buyer, the assets are immediately available for transfer and there are no contingencies related to the sale that may prevent the transaction from closing. In most transactions, these conditions or criteria are not satisfied until the actual closing of the transaction; and, accordingly, the facility is not identified as held for sale until the closing actually occurs. However, each potential transaction is evaluated based on its separate facts and circumstances.  As of December 31, 2008, there was one property held for sale (see Note 10).

During 2008, the Company sold 23 storage facilities throughout the United States.  During 2007, the Company sold three storage facilities in South Carolina and two additional facilities in Arizona. No facilities were sold during 2006. These sales have been accounted for as discontinued operations and, accordingly, the accompanying financial statements and notes reflect the results of operations of the storage facilities sold as discontinued operations (see Note 10).

Cash and Cash Equivalents

Cash and cash equivalents are highly-liquid investments with original maturities of three months or less.  The Company maintains cash equivalents in financial institutions in excess of insured limits, but believes this risk is mitigated by only investing in or through major financial institutions.

Restricted Cash

Restricted cash consists of purchase deposits and cash deposits required for debt service requirements, capital replacement, and expense reserves in connection with the requirements of our loan agreements.

Loan Procurement Costs

Loan procurement costs related to borrowings consist of $10.6 million and $10.3 million at December 31, 2008 and 2007, respectively and are reported net of accumulated amortization of $6.2 million and $4.2 million as of December 31, 2008 and 2007, respectively. The costs are amortized over the life of the related debt using the effective interest rate method and reported as loan procurement amortization expense.

Marketable Securities

The Company accounts for its investments in debt and equity securities according to the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, which requires securities classified as “available-for-sale” to be stated at fair value. Adjustments to fair value of available-for-sale securities are recorded as a component of other comprehensive income (loss).  A decline in the market value of equity securities below cost, that is deemed to be other than temporary, results in a reduction in the carrying amount to fair value.  The impairment is charged to earnings and a new cost basis for the security is established.  We had no realized or unrealized gains or losses related to these securities during the years ended December 31, 2008, 2007 or 2006 and did not own any of these securities during 2007 and 2008. All income related to these investments was recorded as interest income.

Other Assets

Other assets consist primarily of accounts receivable, notes receivable, prepaid expenses and intangible assets. Accounts receivable were $2.8 million and $2.6 million as of December 31, 2008 and 2007, respectively. The Company has recorded an allowance of approximately $0.6 million and $0.5 million, respectively, related to accounts receivable as of December 31, 2008 and 2007.  The net carrying value of intangible assets as of December 31, 2008 and 2007 was $0.1 million and $4.6 million, respectively.

Environmental Costs

Our practice is to conduct or obtain environmental assessments in connection with the acquisition or development of additional facilities. Whenever the environmental assessment for one of our facilities indicates that a facility is impacted by soil or groundwater contamination from prior owners/operators or other sources, we will work with our environmental consultants and where appropriate, state governmental agencies, to ensure that the facility is either cleaned up, that no cleanup is necessary because the low level of contamination poses no significant risk to public health or the environment, or that the responsibility for cleanup rests with a third party.

Revenue Recognition

Management has determined that all of our leases are operating leases. Rental income is recognized in accordance with the terms of the leases, which generally are month-to-month. Revenues from long-term operating leases are recognized on a straight-line basis over the term of the respective lease. The excess of rents received over amounts contractually due pursuant to the underlying leases is included in deferred revenue in the accompanying consolidated balance sheets and contractually due but unpaid rents are included in other assets.

Costs Associated with Exit or Disposal Activities

In October 2006, the Company committed to a plan to relocate its accounting, finance and information technology functions to the Philadelphia, Pennsylvania area.  As part of the relocation of these functions, the Company provided severance arrangements for certain existing employees related to those functions.  At the time the severance arrangements were entered into, the Company estimated a total expense of $470,000, of which $45,000 was paid in 2006 and the remainder was paid in 2007.

In August 2007, the Company abandoned certain office space in Cleveland, Ohio that was previously used for its corporate offices.  The related leases have expiration dates ranging from December 31, 2008 through December 31, 2014. Upon vacating the space, the Company entered into a sub-lease agreement with a sub-tenant to lease the majority of the space for the duration of the term.

As a result of this exit activity, the Company recognized a “Lease abandonment charge” of $1.3 million during the three months ended September 30, 2007.  The charge was comprised of approximately $0.8 million of costs that represent the present value of the net cash flows associated with leases and the sub-lease agreement (“Contract Termination Costs”) and approximately $0.5 million of costs associated with the write-off of certain assets related to the abandoned space (“Other Associated Costs”).  The Contract Termination Costs of $0.8 million are presented as “Accounts payable and accrued rent” and the Other Associated Costs of $0.5 million were accounted for as a reduction of “Storage facilities.”  The Company amortizes the Contract Termination Costs against rental expense over the remaining life of the respective leases.

Advertising Costs

The Company incurs advertising costs primarily attributable to print advertisements in telephone books. The Company recognizes the costs when the related telephone book is first published. The Company incurred $3.8 million, $4.3 million and $4.4 million in advertising expenses for the years ended 2008, 2007 and 2006, respectively.

Equity Offering Costs

Underwriting discount and commissions, financial advisory fees and offering costs are reflected as a reduction to additional paid-in capital.

Other Property Related Income

Other property related income consists of late fees, administrative charges, sales of storage supplies and other ancillary revenues.

Capitalized Interest

The Company capitalizes interest incurred that is directly associated with construction activities until the asset is placed into service. Interest is capitalized to the related assets using a weighted-average rate of the Company’s outstanding debt. The Company capitalized $0.1 million during 2008, $0.1 million during 2007 and $0.1 million during 2006.

Derivative Financial Instruments

We carry all derivatives on the balance sheet at fair value. We determine the fair value of derivatives by observable prices that are based on inputs not quoted on active markets, but corroborated by market data. The accounting for changes in the fair value of a derivative instrument depends on whether the derivative has been designated and qualifies as part of a hedging relationship and, if so, the reason for holding it. Our use of derivative instruments has been limited to cash flow hedges of certain interest rate risks. At December 31, 2008 the Company had interest rate swap agreements for notional principal amounts aggregating $300 million, and $75 million at December 31, 2007.

Income Taxes

The Company elected to be taxed as a real estate investment trust under Sections 856-860 of the Internal Revenue Code beginning with the period from October 21, 2004 (commencement of operations) through December 31, 2004.  In management’s opinion, the requirements to maintain these elections are being met.  Accordingly, no provision for federal income taxes has been reflected in the consolidated financial statements other than for operations conducted through our taxable REIT subsidiaries.

Earnings and profits, which determine the taxability of distributions to shareholders, differ from net income reported for financial reporting purposes due to differences in cost basis, the estimated useful lives used to compute depreciation, and the allocation of net income and loss for financial versus tax reporting purposes.  The tax basis in the Company’s assets was $1.5 billion as of December 31, 2008 and $1.5 billion as of December 31, 2007.

The Company is subject to a 4% federal excise tax if sufficient taxable income is not distributed within prescribed time limits.  The excise tax equals 4% of the annual amount, if any, by which the sum of (a) 85% of the Company’s ordinary income and (b) 95% of the Company’s net capital gain exceeds cash distributions and certain taxes paid by the Company.  No excise tax was incurred in 2008, 2007, or 2006.

Taxable REIT subsidiaries, such as the TRS, are subject to federal and state income taxes.  The TRS recorded a net deferred tax asset of $0.5 million and $0.5 million as of December 31, 2008 and 2007, respectively, related to expenses which are deductible for tax purposes in future periods.

Noncontrolling Interests

Noncontrolling interests include income allocated to holders of the Operating Partnership Units (the “OP Noncontrolling Interests”). Income is allocated to the OP Noncontrolling Interests based on their ownership percentage of the Operating Partnership. This ownership percentage, as well as the total net assets of the Operating Partnership, changes when additional shares of our common stock or Operating Partnership Units are issued. Such changes result in an allocation between shareholders’ equity and Noncontrolling Interests in the Consolidated Balance Sheets. Due to the number of such capital transactions that occur each period, we have presented a single net effect of all such allocations for the period as the “Adjustment for Noncontrolling Interests in Operating Partnership” in our Consolidated Statements of Shareholders’ Equity (rather than separately allocating the noncontrolling interest for each individual capital transaction). The Company has adjusted the carrying value of its noncontrolling interests subject to redemption provisions for changes in fair value to the extent applicable.  Disclosure of the fair value of such redemption provisions is provided in Note 2.

Earnings per Share

Basic earnings per share is calculated based on the weighted average number of common shares and restricted shares outstanding and/or vested during the period. Diluted earnings per share is calculated by further adjusting for the dilutive impact of share options, unvested restricted shares and contingently issuable shares outstanding during the period using the treasury stock method.  The total dilutive impact of these items totaled approximately 94,000, 22,000 and 121,000 in 2008, 2007 and 2006, respectively, and was included in the calculation of diluted earnings per share, unless the inclusion would be anti-dilutive.

Share Based Payments

We apply the fair value method of accounting for contingently issued shares and share options issued under our incentive award plan. Accordingly, share compensation expense was recorded ratably over the vesting period relating to such contingently issued shares and options. The Company has elected to recognize compensation expense on a straight-line method over the requisite service period.

Foreign Currency

The financial statements of foreign subsidiaries are translated to U.S. Dollars using the period-end exchange rate for assets and liabilities and an average exchange rate for each period for revenues, expenses, and capital expenditures.  The local currency is the functional currency for the Company’s foreign subsidiaries.  Translation adjustments for foreign subsidiaries are recorded as a component of accumulated other comprehensive loss in shareholders’ equity.  The Company recognizes transaction gains and losses arising from fluctuations in currency exchange rates on transactions denominated in currencies other than the functional currency in earnings as incurred. The Pound, which represents the functional currency used by USIFB, LLP, our joint venture in England, was translated at an end-of-period exchange rate of approximately 1.4619 and 1.9843 U.S. Dollars per Pound at December 31, 2008 and December 31, 2007, respectively, and an average exchange rate of 1.8669 U.S. Dollars per Pound for the twelve months ended December 31, 2008.

Recent Accounting Pronouncements

In June 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“EITF 03-6-1”).  EITF 03-6-1 requires that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and should be included in the computation of earnings per share pursuant to the two-class method.  EITF 03-6-1 applies to our fiscal years beginning on January 1, 2009 and requires that all prior-period earnings per share data be adjusted retrospectively.  Early adoption is prohibited.  The Company does not expect the adoption of EITF 03-6-1 will have a material impact on our consolidated financial statements.

In May 2008, the FASB issued FSP No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (“APB 14-1”) that affects the accounting treatment for convertible debt instruments that may be settled wholly or partially in cash.  APB 14-1 requires that instruments within its scope be separated into their liability and equity components at initial recognition by recording the liability component at the fair value of a similar liability that does not have an associated equity component and attributing the remaining proceeds from issuance to the equity component. The excess of the principal amount of the liability component over its initial fair value will be amortized to interest expense using the interest method.  APB 14-1 applies to our fiscal years beginning on January 1, 2009 and requires retrospective application to all periods presented with early adoption prohibited.  The Company does not expect the adoption of APB 14-1 will have a material impact on our consolidated financial statements.

In May 2008, the FASB issued SFAS No. 163, Accounting for Financial Guarantee Insurance Contracts - an interpretation of FASB Statement No. 60 (“SFAS 163”). SFAS 163 requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. This Statement also clarifies how Statement 60 applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities. Those clarifications will increase comparability in financial reporting of financial guarantee insurance contracts by insurance enterprises. This Statement requires expanded disclosures about financial guarantee insurance contracts. The accounting and disclosure requirements of the Statement will improve the quality of information provided to users of financial statements. SFAS 163 will be effective for financial statements issued for fiscal years beginning after December 15, 2008. The Company does not expect the adoption of SFAS 163 will have a material impact on our consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). Under SFAS 162, the GAAP hierarchy will now reside in the accounting literature established by the FASB. SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements in conformity with GAAP. SFAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board Auditing amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” We believe that the adoption of this standard on its effective date will not have a material effect on our consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities - an Amendment of FASB Statement No. 133 (“SFAS 161”).  SFAS 161 enhances required disclosures regarding derivatives and hedging activities, including enhanced disclosures regarding how an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under FASB Statement No. 133 and the impact of derivative instruments and related hedged items on an entity’s financial position, financial performance and cash flows.  SFAS 161 is effective on January 1, 2009.  We believe that the adoption of this standard on January 1, 2009 will not have a material effect on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations (“SFAS 141(R)”).  SFAS 141(R) establishes principles and requirements for recognizing identifiable assets acquired, liabilities assumed, noncontrolling interest in the acquiree, goodwill acquired in the combination or the gain from a bargain purchase, and disclosure requirements.  Under this revised statement, all costs incurred to effect an acquisition will be recognized separately from the acquisition.  Also, restructuring costs that are expected but the acquirer is not obligated to incur will be recognized separately from the acquisition.  SFAS 141(R) is effective for all transactions entered into on or after January 1, 2009.  The impact of the adoption of this standard will be dependent on levels of costs incurred to effect future acquisitions.  These costs will now be expensed as incurred.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS 160”).  SFAS 160 requires that ownership interests in subsidiaries held by parties other than the parent be clearly identified.  In addition, it requires that the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the income statement.  The Company adopted SFAS 160 on January 1, 2009. See Note 2 “Adoption of Subsequent Accounting Pronouncements” for further detail of its impact on the Company Financial Statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value, with unrealized gains and losses related to these financial instruments reported in earnings at each subsequent reporting date.  This statement became effective on January 1, 2008.  The Company did not elect the fair value option for any of our existing financial instruments on the effective date and have not determined whether or not we will elect this option for any eligible financial instruments we acquire in the future.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 provides guidance for using fair value to measure assets and liabilities. This statement clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing the asset or liability. SFAS 157 establishes a fair value hierarchy, giving the highest priority to quoted prices in active markets and the lowest priority to unobservable data. SFAS 157 applies whenever other standards require assets or liabilities to be measured at fair value. This statement is effective in fiscal years beginning after November 15, 2007. The adoption of this standard on January 1, 2008 did not have a material effect on our consolidated financial statements.

Operating Segment

The Company has one reportable operating segment: it owns, operates, develops, and manages storage facilities.

Concentration of Credit Risk

The storage facilities are located in major metropolitan and rural areas and have numerous tenants per facility. No single tenant represents 1% or more of the Company’s revenues. The facilities in Florida, California, Texas and Illinois provided total revenues of approximately 19%, 15%, 8% and 7%, respectively, for the year ended December 31, 2007.  The facilities in Florida, California, Texas and Illinois provided total revenues of approximately 19%, 15%, 9% and 7%, respectively, for the year ended December 31, 2008.

3.  STORAGE FACILITIES

The following summarizes the real estate assets of the Company as of December 31, 2008 and December 31, 2007:

	December 31,	December 31,
	2008	2007
	(in thousands)
Land	$387,831	$393,715
Buildings and improvements	1,300,711	1,324,168
Equipment	198,981	193,031
Construction in progress	600	5,482
Total	1,888,123	1,916,396
Less accumulated depreciation	(328,165)	(269,278)
Storage facilities — net	$1,559,958	$1,647,118

The carrying value of storage facilities has decreased from December 31, 2007 to December 31, 2008, primarily as a result of the 23 dispositions during 2008 and the one held for sale property at December 31, 2008.

The Company completed the following acquisitions, dispositions and consolidations for the years ended December 31, 2007 and 2008:

Facility/Portfolio	Location	Transaction Date	Total Number of Facilities	Purchase / Sale Price (in thousands)

2008 Acquisitions

Uptown Asset	Washington, DC	January 2008	1	$13,300

2008 Dispositions

Waterway Asset	Miami, FL	December 2008	1	$4,635
Skipper Road Assets	Multiple locations in FL	November 2008	2	5,020
Stuart/Vero Beach Assets	Multiple locations in FL	October 2008	2	4,550
Hudson Assets	Hudson, OH	October 2008	2	2,640
Deland Asset	Deland, FL	September 2008	1	2,780
Biloxi/Gulf Breeze Assets	Multiple locations in MS/FL	September 2008	2	10,760
Mobile Assets	Mobile, AL	September 2008	2	6,140
Churchill Assets	Multiple locations in MS	August 2008	4	8,333
Baton Rouge/Prairieville Assets	Multiple Locations in LA	June 2008	2	5,400
Linden Asset	Linden, NJ	June 2008	1	2,825
Endicott Asset	Union, NY	May 2008	1	2,250
Lakeland Asset	Lakeland, FL	April 2008	1	2,050
77th Street Asset	Miami, FL	March 2008	1	2,175
Leesburg Asset	Leesburg, FL	March 2008	1	2,400
			23	$61,958
2007 Acquisitions

Sanford Asset	San Antonio, TX	January 2007	1	$6,300
Grand Central Portfolio	Multiple locations in GA	January 2007	2	13,200
Rising Tide Portfolio	Multiple locations in FL/GA/MA/OH/CA	September 2007	14	121,000
			17	$140,500
2007 Dispositions

Hilton Head Assets	Multiple locations in SC	May 2007	3	$12,750
Arizona Assets	Multiple locations in AZ	December 2007	2	6,440
			5	$19,190

The following table summarizes the change in number of self-storage facilities from January 1, 2007 through December 31, 2008:

	2008	2007
Balance - Beginning of year	409	399
Facilities acquired	1	17
Facilities consolidated	—	(2)
Facilities sold	(23)	(5)
Balance - End of year	387	409

4.  INTANGIBLE ASSETS

During the year ended December 31, 2007, the Company acquired finite-lived intangible assets valued at approximately $6.8 million as part of its 2007 acquisitions.  These assets represent the value of in-place leases at the time of acquisition.  During the year, the intangible assets became fully amortized, with $4.6 million recognized as amortization expense during the year ended December 31, 2008.

During the quarter ended March 31, 2008, the Company acquired a finite-lived intangible asset valued at approximately $1.0 million as part of its acquisition of one self-storage facility.  This asset represents the value of in-place leases at the time of acquisition.  The Company recognized amortization expense related to this asset of $0.9 million ended December 31, 2008.  The estimated life of this asset at the time of acquisition was 12 months.  The amortization expense that will be recognized during 2009 is $0.1 million.

5.  REVOLVING CREDIT FACILITY AND UNSECURED TERM LOAN

As of December 31, 2008, the Company and its operating partnership had in place a three-year $450 million unsecured credit facility, which was entered into in November 2006, consisting of $200 million in an unsecured term loan and $250 million in unsecured revolving loans. The outstanding balance on the Company’s credit facility was $372 million and was comprised of $200 million of term loan borrowings and $172 million of unsecured revolving loans.  As of December 31, 2008, approximately $78 million was available under the Company’s credit facility.  The facility has a November 20, 2009 termination date, subject to a one year extension to November 20, 2010 at the Company’s option, provided we pay an extension fee of 15 basis points, or $675,000, and are not in default under the facility.  The Company currently intends to exercise this extension option prior to the November 20, 2009 termination date.  Borrowings under the credit facility bear interest, at our option, at either an alternative base rate or a Eurodollar rate, in each case, plus an applicable margin based on our leverage ratio or our credit rating.  The alternative base interest rate is a fluctuating rate equal to the higher of the prime rate or the sum of the federal funds effective rate plus 50 basis points.  The applicable margin for the alternative base rate will vary from 0.00% to 0.50% depending on our leverage ratio prior to achieving an investment grade rating, and will vary from 0.00% to 0.25% depending on our credit rating after achieving an investment grade rating.  The Eurodollar rate is a rate of interest that is fixed for interest periods of one, two, three or six months based on the LIBOR rate determined two business days prior to the commencement of the applicable interest period.  The applicable margin for the Eurodollar rate will vary from 1.00% to 1.50% depending on our leverage ratio prior to achieving an investment grate rating, and will vary from 0.425% to 1.00% depending on our credit rating after achieving an investment grade rating. At December 31, 2008, borrowings under the unsecured credit facility had a weighted average interest rate of 1.92%.

On September 14, 2007, the Company and its Operating Partnership entered into a credit agreement that allowed for total secured term loan borrowings of $50.0 million and subsequently amended the agreement on April 3, 2008 to allow for total secured term loan borrowings of $57.4 million.  The term loans have a November 20, 2009 termination date, subject to a one year extension to November 20, 2010 at the Company’s option, provided we pay an extension fee of 15 basis points, or $86,000, and are not in default under the facility.  The Company currently intends to exercise these extension options prior to the November 20, 2009 termination date.  Each term loan bears interest at either an alternative base rate or a Eurodollar rate, at our option, in each case plus an applicable margin. The applicable margin for the alternative base rate will vary from 0.10% to 0.60% depending on our leverage ratio prior to achieving an investment grade rating, and will vary from 0.00% to 0.25% depending on our credit rating after achieving an investment grade rating.  The Eurodollar rate is a rate of interest that is fixed for interest periods of one, two, three or nine months based on the LIBOR rate determined two business days prior to the commencement of the applicable interest period.  The applicable margin for the Eurodollar rate will vary from 1.10% to 1.60% depending on our leverage ratio prior to achieving an investment grade rating, and will vary from 0.425% to 1.00% depending on our credit rating after achieving an investment grade rating.  As of December 31, 2008, there were two term loans outstanding totaling $57.4 million that had a weighted average interest rate of 2.05%.  The outstanding term loans are secured by a pledge by our Operating Partnership of all equity interests in YSI RT LLC, the wholly-owned subsidiary of the Operating Partnership that acquired eight self-storage facilities in September 2007 and one self-storage facility in May 2008. The nine YSI RT LLC assets had a net book value of approximately $70.0 million at December 31, 2008.

6.  MORTGAGE LOANS AND NOTES PAYABLE

The Company’s mortgage loans and notes payable are summarized as follows:

	Carrying Value as of:
	December 31,	December 31,	Effective	Maturity
Mortgage Loan	2008	2007	Interest Rate	Date
	(in thousands)
Acq IV	$—	$2,359	7.71%	Dec-08
Acq VI	1,701	1,746	8.43%	Aug-09
YSI III	85,020	86,712	5.09%	Nov-09
YSI I	85,105	86,770	5.19%	May-10
YSI IV	6,150	6,227	5.25%	Jul-10
YSI XXVI	9,724	9,956	5.00%	Aug-10
YSI XXV	8,093	8,201	5.00%	Oct-10
Promissory Notes	75	92	5.97%	Nov-10
YSI II	85,213	86,843	5.33%	Jan-11
YSI XII	1,561	1,599	5.97%	Sep-11
YSI XIII	1,342	1,374	5.97%	Sep-11
YSI VI	78,543	79,645	5.13%	Aug-12
YASKY	80,000	80,000	4.96%	Sep-12
USIFB	3,509	4,651	4.59%	Oct-12
YSI XIV	1,862	1,909	5.97%	Jan-13
YSI VII	3,224	3,280	6.50%	Jun-13
YSI VIII	1,842	1,874	6.50%	Jun-13
YSI IX	2,026	2,062	6.50%	Jun-13
YSI XVII	4,365	4,477	6.32%	Jul-13
YSI XXVII	532	547	5.59%	Nov-13
YSI XXX	7,804	8,024	5.59%	Nov-13
YSI XI	2,548	2,605	5.87%	Dec-13
YSI V	3,363	3,440	5.25%	Jan-14
YSI XXVIII	1,638	1,676	5.59%	Feb-14
YSI X	4,237	4,303	5.87%	Jan-15
YSI XV	1,961	1,999	6.41%	Jan-15
YSI XX	65,953	67,545	5.97%	Nov-15
Unamortized fair value adjustment	694	1,141
Total mortgage loans and notes payable	$548,085	$561,057

As of December 31, 2008 and 2007, the Company’s mortgage loans payable were secured by certain of its self-storage facilities with net book values of approximately $689 million and $725 million, respectively.

The following table represents the future principal payment requirements on the outstanding mortgage loans and notes payable at December 31, 2008:

2009	$94,511
2010	112,730
2011	88,565
2012	161,381
2013	21,759
2014 and thereafter	68,445
Total mortgage payments	547,391
Plus: Unamortized fair value adjustment	694
Total mortgage indebtedness	$548,085

The Company currently intends to fund its 2009 future principal payment requirements from cash provided by operating activities as well as additional borrowings under our credit facility ($78 million available as of December 31, 2008).

We believe that, as a publicly traded REIT, we will have access to multiple sources of capital to fund long-term liquidity requirements, including the incurrence of additional debt and the issuance of additional equity. However, we cannot provide any assurance that this will be the case. Our ability to incur additional debt will be dependent on a number of factors, including our degree of leverage, the value of our unencumbered assets and borrowing restrictions that may be imposed by lenders. In addition, the current dislocation in the United States debt markets has significantly reduced the availability and increased the cost of long-term debt capital, including conventional mortgage financing and commercial mortgage-backed securities financing.  There can be no assurance that such capital will be readily available in the foreseeable future.

7.  RELATED PARTY TRANSACTIONS

Robert J. Amsdell, former Chief Executive Officer and Chairman of the Board of Trustees, retired from the Board effective as of February 13, 2007.  Barry L. Amsdell submitted his letter of resignation from the Board on February 20, 2007.  Effective as of February 19, 2007, Todd C. Amsdell, President of U-Store-It Development LLC, a subsidiary of the Company, resigned.

Amsdell Settlement/Rising Tide Acquisition

On September 14, 2007, the Company settled all pending state and federal court litigation involving the Company and the interests of Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and Kyle Amsdell, son of Robert and brother of Todd Amsdell (collectively, the “Amsdells”), and Rising Tide Development LLC, a company owned and controlled by Robert J. Amsdell and Barry L. Amsdell (“Rising Tide”).  The Board of Trustees of the Company, along with the Corporate Governance and Nominating Committee, approved the terms of the settlement.

In addition, on September 14, 2007, the Operating Partnership purchased 14 self-storage facilities from Rising Tide (the “Rising Tide Properties”) for an aggregate purchase price of $121 million pursuant to a purchase and sale agreement.  In connection with the settlement agreement and acquisition of the 14 self storage facilities, the Company considered the provisions of EITF 04-01, Accounting for Pre-existing relationships between the Parties to a Business Combination, and determined that all consideration paid was allocable to the purchase of the storage facilities.

Pursuant to a Settlement Agreement and Mutual Release, dated August 6, 2007, (the “Settlement Agreement”) which was conditioned upon the acquisition of the 14 self-storage facilities from Rising Tide for $121 million, each of the parties to the agreement executed various agreements.  A summary of the various agreements follows:

•                  Standstill Agreement.  Robert J. Amsdell, Barry L. Amsdell and Todd C. Amsdell agreed they would not commence or participate in any proxy solicitation or initiate any shareholder proposal; take any action to convene a meeting of shareholders; or take any actions, including making any public or private proposal or announcement, that could result in an extraordinary corporate transaction relating to the Company.  The standstill agreement terminated on April 20, 2008.

•                  First Amendment to Lease.  The Operating Partnership and Amsdell and Amsdell, an entity owned by Robert and Barry Amsdell, entered into a First Amendment to Lease which modified certain terms of all of the lease agreements the Operating Partnership has with Amsdell and Amsdell for office space in Cleveland, Ohio.  The First Amendment provided the Operating Partnership the ability to assign or sublease the office space previously used for its corporate office and certain operations.  Separately, Amsdell and Amsdell consented to the Operating Partnership’s proposed sublease to an unrelated party of approximately 22,000 square feet of office space covered by the aforementioned leases.

•                  Termination of Option Agreement.  The Operating Partnership and Rising Tide entered into an Option Termination Agreement that terminated an Option Agreement dated October 27, 2004, by and between the Operating Partnership and Rising Tide.  The Option Agreement provided the Operating Partnership with an option to acquire Rising Tide’s right, title and interest to 18 properties, including:  the 14 Rising Tide Properties discussed above;

three properties that the Operating Partnership acquired in 2005 pursuant to exercise of its option; and one undeveloped property that Rising Tide has the option to acquire and that was not acquired as a part of the purchase and sale agreement.

•                  Termination of Property Management Agreement, and Marketing and Ancillary Services Agreement.  Certain of the Company’s subsidiaries and Rising Tide entered into a Property Management Termination Agreement and a Marketing and Ancillary Services Termination Agreement. Under the Property Management Agreement, the Company provided property management services for the Rising Tide Properties for a fee equal to the greater of 5.35% of the gross revenues of each property or $1,500 per property per month.  Under the Marketing and Ancillary Services Agreement, the Company provided limited marketing and other miscellaneous services for the Rising Tide properties.  Management fees earned by YSI Management LLC, from Rising Tide Development, were approximately $0, $0.4 million and $0.5 million for the years ended December 31, 2008, 2007 and 2006, respectively, and are included in other related party revenues. Accounts receivable from Rising Tide Development at December 31, 2008, 2007 and 2006 were approximately $0, $0.4 million and $0.5 million, respectively, and are included in due from related parties. No amounts were outstanding as of December 31, 2008.  These amounts represent expenses paid on behalf of Rising Tide Development by YSI Management LLC and proceeds from the sale of ancillary items that were reimbursed under standard business terms.  In connection with the termination of the Property Management Agreement, expenses relating to property management will be prorated.

•                  Amendment of Employment and Non-Compete Agreements.  As part of the Settlement Agreement, the Company entered into a Modification of Noncompetition Agreement and Termination of Employment Agreement (each a “Modification of Noncompetition Agreement and Termination of Employment Agreement”) with each of Robert J. Amsdell and Todd C. Amsdell, and a Modification of Noncompetition Agreement (“Modification of Noncompetition Agreement”) with Barry L. Amsdell, which terminates and modifies specific provisions of the noncompetition agreement the Company has with each of them, dated October 27, 2004 (the “Original Noncompetition Agreements”).  The Original Noncompetition Agreements restrict the ability of Robert J., Barry L. and Todd C. Amsdell to compete with the Company for one year and their ability to solicit employees of the Company for two years from the date of their termination of employment or resignation from service as a Trustee.  Pursuant to these modification agreements, Todd C. Amsdell will be able to compete with the Company, and Robert J. and Barry L. Amsdell will be able to (a) develop the one Rising Tide property that the Company did not acquire under the purchase and sale agreement and (b) compete with respect to any property identified as part of a Section 1031 “like-kind exchange” referenced in the purchase and sale agreement.  Further, each Original Noncompetition Agreement was modified to allow each of them to hire, for any purpose, any employee or independent contractor who was terminated, has resigned or otherwise left the employment or other service of the Company or any of its affiliates on or prior to June 1, 2007.

The Modification and Noncompetition Agreement and Termination of Employment Agreement with each of Robert J. Amsdell and Todd C. Amsdell also terminates the employment agreements the Company had with each of them, effective as of February 13, 2007 with respect to Robert J. Amsdell and February 19, 2007 with respect to Todd C. Amsdell.

Additional Acquisitions of Facilities

The Company, in accordance with a contract signed on April 3, 2006, acquired nine self-storage facilities from Jernigan Property Group on July 27, 2006 for consideration of approximately $45.3 million. Our Chief Executive Officer, Dean Jernigan, served as President of Jernigan Property Group. Mr. Jernigan has agreed that he will not expand his outside interest, ownership or activity in the self-storage business. Given Mr. Jernigan’s appointment as a Trustee and the Chief Executive Officer of the Company on April 24, 2006, this transaction was approved by a majority of the independent members of the Company’s Board of Trustees.

Construction Services

Historically, the Company engaged Amsdell Construction, a company owned by Robert J. Amsdell and Barry L. Amsdell, to maintain and improve its self-storage facilities.  The total payments incurred by the Company to Amsdell Construction for the year ended December 31, 2006 was approximately $42,000.  The Company did not engage Amsdell Construction during 2007 or 2008.

Corporate Office Leases

Pursuant to lease agreements that the Operating Partnership entered into with Amsdell and Amsdell during 2007, we rented office space from Amsdell and Amsdell at The Parkview Building, a multi-tenant office building of approximately 40,000 square feet located at 6745 Engle Road, an office building of approximately 18,000 square feet located at 6751 Engle Road, and an office building of approximately 28,000 square feet located at 6779 Engle Road.  Each of these properties is part of Airport Executive Park, a 50-acre office and flex development located in Cleveland, Ohio, which is owned by Amsdell and Amsdell. Our independent Trustees approved the terms of, and entry into, each of the office lease agreements by the Operating Partnership.  The table below shows the office space subject to these lease agreements and certain key provisions, including the term of each lease agreement, the period for which the Operating Partnership may extend the term of each lease agreement, and the minimum and maximum rents payable per month during the term.

Office Space	Approximate Square Footage	Term	Period of Extension Option (1)	Fixed Minimum Rent Per Month	Fixed Maximum Rent Per Month
The Parkview Building — 6745 Engle Road; and 6751 Engle Road	21,900	12/31/2014	Five-year	$25,673	$31,205
6745 Engle Road — Suite 100	2,212	12/31/2014	Five-year	$3,051	$3,709
6745 Engle Road — Suite 110	1,731	12/31/2014	Five-year	$2,387	$2,901
6751 Engle Road — Suites C and D	3,000	12/31/2014	Five-year	$3,137	$3,771
6779 Engle Road — Suites G and H	3,500	12/31/2008	Five-year	$3,079	$3,347
6745 Engle Road — Suite 120	1,600	4/30/2007	Three-year	$1,800	$1,900
6779 Engle Road — Suites I and J	3,500	(2)	N/A	$3,700	N/A

(1)          Our operating partnership may extend the lease agreement beyond the termination date by the period set forth in this column at prevailing market rates upon the same terms and conditions contained in each of the lease agreements.

(2)          In June 2007, the Operating Partnership terminated this lease agreement which had a month-to-month term.

In addition to monthly rent, the office lease agreements provide that our Operating Partnership reimburse Amsdell and Amsdell for certain maintenance and improvements to the leased office space.  The total amounts of lease payments incurred under the six office leases during the years ended December 31, 2008 and December 31, 2007 were approximately $0.4 million and $0.4 million, respectively.

Total future minimum rental payments under the related party lease agreements entered into as of December 31, 2008 are as follows:

	Due to Related Party	Due from Subtenant
	Amount	Amount
	(in thousands)

2009	$453	$314
2010	453	314
2011	475	314
2012	475	314
2013	499	314
2014 and thereafter	499	315
	$2,854	$1,885

Other

During the fourth quarter of 2006, the Company engaged a consultant to assist in establishing certain development protocols and processes. In connection with that assignment, the outside consultant utilized the services of the son-in-law of Dean Jernigan, President and Chief Executive Officer of the Company.  Our payments for Mr. Jernigan’s son-in-law’s services totaled $168 thousand in 2008 and $149 thousand in 2007.  Mr. Jernigan’s son-in-law was hired as a full-time employee of the Company on September 15, 2008.

Registration Rights

Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and the “Amsdell Entities” that acquired common shares or Operating Partnership units in the formation transactions which took place at the time of the IPO received certain registration rights. An aggregate of approximately 9.7 million common shares acquired in the formation transactions were subject to a registration rights agreement (including approximately 1.1 million shares issuable upon redemption of approximately 1.1 million Operating Partnership units issued in the formation transactions).

In addition, Rising Tide Development received registration rights with respect to the Operating Partnership units it received in connection with the Company’s acquisition of three option facilities. An aggregate of approximately 0.4 million common shares (which shares are issuable upon redemption of approximately 0.4 million Operating Partnership units issued in connection with the Company’s option exercises) were subject to a registration rights agreement.

In March 2007, the Company filed a Registration Statement on Form S-3 to satisfy all of the abovementioned registration rights.

8.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of financial instruments, including cash and cash equivalents, accounts receivable and accounts payable approximates their respective book values at December 31, 2008 and 2007. The Company has fixed interest rate loans with a carrying value of $548.1 million and $556.4 million at December 31, 2008 and 2007, respectively.  The estimated fair values of these fixed rate loans were $527.8 million and $533.2 million at December 31, 2008 and 2007, respectively. The Company has variable interest rate loans with a carrying value of $429.4 million and $471.1 million at December 31, 2008 and 2007, respectively.  The estimated fair values of the variable interest rate loans were $423.2 million and $471.1 million at December 31, 2008 and 2007, respectively.  These estimates are based on discounted cash flow analyses assuming market interest rates for comparable obligations at December 31, 2008 and 2007.

9.  DISCONTINUED OPERATIONS

For the years ended December 31, 2008, 2007 and 2006, discontinued operations relates to 23 properties that the Company sold during 2008, one property that was considered held-for-sale at December 31, 2008, and five properties that the Company sold during 2007 (see Note 3).  There were no property dispositions during 2006.  Each of the sales during 2008 and 2007 resulted in the recognition of a gain, which in the aggregate totaled $19.7 million and $2.5 million, respectively.

The following table summarizes the revenue and expense information for the properties classified as discontinued operations for the years ended December 31, 2008, 2007 and 2006 (in thousands):

	For the year ended December 31,
	2008	2007	2006

REVENUES
Rental income	$6,058	$10,445	$11,668
Other property related income	476	805	801
Total revenues	6,534	11,250	12,469
OPERATING EXPENSES
Property operating expenses	2,850	4,866	4,996
Depreciation and amortization	1,280	2,209	2,328
Total operating expenses	4,130	7,075	7,324
OPERATING INCOME	2,404	4,175	5,145
OTHER INCOME (EXPENSE)
Interest:
Interest expense on loans	—	(189)	(497)
Loan procurement amortization expense	—	(3)	(26)
Interest income	—	5	5
Other	—	—	(3)
Total other expense	—	(187)	(521)
Income from discontinued operations	2,404	3,988	4,624
Net gain on disposition of discontinued operations	19,720	2,517	—
Income from discontinued operations	$22,124	$6,505	$4,624

As of December 31, 2008, the property held-for-sale includes $2.4 million of storage facilities, net and the approximate gain on disposition of the property held-for-sale is $0.5 million and will be finalized as the sale is consummated.

10.  COMMITMENTS AND CONTINGENCIES

The Company currently owns one self-storage facility subject to a ground lease and five self-storage facilities having small parcels of land that are subject to ground leases. The Company recorded rent expense of approximately $0.2 million for each of the years ended December 31, 2008, 2007 and 2006, respectively.

Total future minimum rental payments under non-cancelable ground leases and related party office leases in effect as of December 31, 2008 are as follows:

	Third Party Amount	Related Party Amount
	(Dollars in thousands)

2009	$159	$453
2010	149	453
2011	149	475
2012	149	475
2013	149	499
2014 and thereafter	101	499
	$856	$2,854

The Company has been named as a defendant in a number of lawsuits in the ordinary course of business. In most instances, these claims are covered by the Company’s liability insurance coverage. Management believes that the ultimate settlement of the suits will not have a material adverse effect on the Company’s financial statements.

11.  RISK MANAGEMENT AND USE OF FINANCIAL INSTRUMENTS

The Company’s use of derivative instruments is limited to the utilization of interest rate agreements or other instruments to manage interest rate risk exposures and not for speculative purposes. The principal objective of such arrangements is to minimize the risks and/or costs associated with the Company’s operating and financial structure, as well as to hedge specific transactions. The counterparties to these arrangements are major financial institutions with which the Company and its subsidiaries may also have other financial relationships. The Company is potentially exposed to credit loss in the event of non-performance by these counterparties. However, because of the high credit ratings of the counterparties, the Company does not anticipate that any of the counterparties will fail to meet these obligations as they come due. The Company does not hedge credit or property value market risks.

The Company has entered into interest rate swap agreements that qualify and are designated as cash flow hedges designed to reduce the impact of interest rate changes on its variable rate debt.  Therefore, the interest rate swaps are recorded in the consolidated balance sheet at fair value and the related gains or losses are deferred in shareholders’ equity as Accumulated Other Comprehensive Loss.  These deferred gains and losses are amortized into interest expense during the period or periods in which the related interest payments affect earnings.  However, to the extent that the interest rate swaps are not perfectly effective in offsetting the change in value of the interest payments being hedged, the ineffective portion of these contracts is recognized in earnings immediately.  Ineffectiveness was immaterial for all periods presented.

The Company formally assesses, both at inception of the hedge and on an on-going basis, whether each derivative is highly-effective in offsetting changes in cash flows of the hedged item. If management determines that a derivative is highly-effective as a hedge, it accounts for the derivative using hedge accounting, pursuant to which gains or losses inherent in the derivative do not impact the Company’s results of operations.  If management determines that a derivative is not highly-effective as a hedge or if a derivative ceases to be a highly-effective hedge, the Company will discontinue hedge accounting prospectively and will reflect in its statement of operations realized and unrealized gains and losses in respect of the derivative.

The Company had an interest rate cap agreement that effectively limited the interest rate on $40 million of credit facility borrowings at 5.50% per annum through January 2008.  The following table summarizes the terms and fair values of the Company’s derivative financial instruments at December 31, 2008 (in thousands):

		Notional				Fair
Hedge Product	Hedge Type	Amount	Strike	Effective Date	Maturity	Value

Swap	Cash flow	$50,000	4.7725%	8/24/2007	11/20/2009	$(1,683)
Swap	Cash flow	25,000	4.7160%	9/4/2007	11/20/2009	(830)
Swap	Cash flow	25,000	2.3400%	3/28/2008	11/20/2009	(326)
Swap	Cash flow	200,000	2.7625%	5/28/2008	11/20/2009	(3,314)
						$(6,153)

12.  FAIR VALUE MEASUREMENTS

As stated in Note 2 “Summary of Significant Accounting Policies” on January 1, 2008, the Company adopted the methods of fair value as described in SFAS No. 157 to value its financial assets and liabilities. As defined in SFAS No. 157, fair value is based on the price that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In order to increase consistency and comparability in fair value measurements, SFAS No. 157 establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described below:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3: Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considering counterparty credit risk in its assessment of fair value.

Financial assets and liabilities carried at fair value as of December 31, 2008 are classified in the table below in one of the three categories described above (dollars in thousands):

	Level 1	Level 2	Level 3

Interest Rate Swap Derivative Liabilities	$—	$6,153	$—

Total liabilities at fair value	$—	$6,153	$—

For financial liabilities that utilize Level 2 inputs, the Company utilizes both direct and indirect observable price quotes, including LIBOR yield curves, bank price quotes for forward starting swaps, NYMEX futures pricing and common stock price quotes. Below is a summary of valuation techniques for Level 2 financial liabilities:

•                  Interest rate swap derivative assets and liabilities — valued using LIBOR yield curves at the reporting date. Counterparties to these contracts are most often highly rated financial institutions none of which experienced any significant downgrades in 2008 that would reduce the amount owed by the Company.

13.  SHARE-BASED COMPENSATION PLANS

On May 9, 2007, the Company’s shareholders approved an equity-based employee compensation plan, the 2007 Equity Incentive Plan (the “2007 Plan”). On October 19, 2004, the Company’s sole shareholder approved a share-based employee compensation plan, the 2004 Equity Incentive Plan (the “2004 Plan” and collectively with the 2007 Plan, the “Plans”). The purpose of the Plans are to attract and retain highly qualified executive officers, Trustees and key employees and other persons and to motivate such officers, trustees, key employees and other persons to serve the Company and its affiliates to expend maximum effort to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. To this end, the Plans provide for the grant of share options, share appreciation rights, restricted shares, share units, unrestricted shares, dividend equivalent rights and cash awards. Any of these awards may, but need not, be made as performance incentives to reward attainment of annual or long-term performance goals. Share options granted under the Plans may be non-qualified share options or incentive share options.

The Plans are administered by the Compensation Committee of the Company’s Board of Trustees (the “Compensation Committee”), which is appointed by the Board of Trustees. The Compensation Committee interprets the Plans and determines the terms and provisions of option grants and share awards. A total of 3,900,000 and 3,000,000 common shares are reserved for issuance under the 2007 Plan and 2004 Plan, respectively. The maximum number of common shares underlying equity awards that may be granted to an individual participant under the 2004 Plan during any calendar year is 400,000 for options or share appreciation rights and 100,000 for restricted shares or restricted share units, and 500,000 for options or share appreciation rights and 100,000 for restricted shares or restricted share units under the 2007 Plan. The maximum number of common shares that can be awarded under the Plan to any person, other than pursuant to an option, share appreciation rights or time-vested restricted shares, is 250,000 per calendar year under the 2004 Plan.  In addition, under the 2007 Plan, the maximum number of performance awards that may be granted to an executive officer is 100,000 and the maximum value of performance shares that can be settled in cash and that can be granted in any year is $1.5 million. To the extent that options expire unexercised or are terminated, surrendered or canceled, the options and share awards become available for future grants under the Plans, unless the Plans have been terminated.  Under the Plans, the Compensation Committee determines the vesting schedule of each share award and option. The exercise price for options is equivalent to the fair market value of the underlying common shares at the grant date. The Compensation Committee also determines the term of each option, which shall not exceed 10 years from the grant date.

Share Options

The fair values for options granted in 2007 and 2008 were estimated at the time the options were granted using the Black-Scholes option-pricing model applying the following weighted average assumptions:

Assumptions:	2006	2007	2008
Risk-free interest rate	5.0%	4.7%	3.4%
Expected dividend yield	6.3%	5.9%	6.9%
Volatility (a)	20.3%	21.2%	27.3%
Weighted average expected life of the options (b)	7.5 years	9.4 years	9.0 years
Weighted average fair value of options granted per share	$2.10	$2.40	$1.09

(a) Expected volatility is based upon the level of volatility historically experienced.
(b) Expected life is based upon our expectations of stock option recipients’ expected exercise and termination patterns.

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions, including the expected stock price volatility. Volatility for the 2007 and 2008 grants was based on the trading history of the Company’s shares.

In 2008, 2007 and 2006, the Company recognized compensation expense related to options issued to employees and executives of approximately $1.4 million, $0.9 million and $0.4 million, respectively, which was recorded in General and administrative expense. As of December 31, 2008, the Company had approximately $1.4 million of unrecognized compensation cost related to unvested stock options that will be recorded over the next five years.

The table below summarizes the option activity under the Plan for the years ended December 31, 2008, 2007 and 2006:

			Weighted Average
	Number of Shares	Weighted Average	Remaining
	Under Option	Exercise Price	Contractual Term
Balance at December 31, 2005	899,000	$16.00	8.83
Options granted	867,500	18.38	10.00
Options canceled	(301,333)	16.00	—
Options exercised	(186,667)	16.00	8.36
Balance at December 31, 2006	1,278,500	$17.62	8.92
Options granted	960,271	19.82	9.24
Options canceled	(322,000)	16.21	—
Options exercised	—	—	—
Balance at December 31, 2007	1,916,771	$18.95	8.74
Options granted	2,400,990	9.43	9.09
Options canceled	(1,006,662)	13.08	—
Options exercised	—	—	—
Balance at December 31, 2008	3,311,099	$13.84	8.42

Vested or expected to vest at December 31, 2008	3,311,099	13.84	8.42
Exercisable at December 31, 2008	577,715	18.64	7.57

At December 31, 2008, the aggregate intrinsic value of options outstanding, of options that vested or expected to vest and of options that were exercisable was $0.

Restricted Shares

The Company applies the fair value method of accounting for contingently issued shares.  As such, each grant is recognized ratably over the related vesting period.  Approximately 259,000 restricted shares were issued during 2008 for which the fair value of the restricted shares at their respective grant dates was approximately $1.8 million, which vest over three years.  During 2007, approximately 124,000 restricted shares were issued for which the fair value of the restricted shares at their respective grant dates was approximately $1.9 million.  As of December 31, 2008 the Company had approximately $0.7 million of remaining unrecognized compensation costs related to 2008 restricted share issuances that will be recognized over the next two years.

On December 22, 2005, 163,677 restricted share units were granted to certain executives.  The restricted share units were granted in the form of deferred share units, entitling the holders thereof to receive common shares at a future date. Holders of the deferred share units are not entitled to any of the rights of a shareholder with respect to the deferred share units unless and until the common shares relating to the deferred share unit award have been delivered to such holder. However, the holders of the deferred share units are entitled to receive dividend equivalent payments, upon the Company’s payment of a cash dividend on outstanding common shares.

The shares were equally divided between time-vesting shares and market-based shares with values of $20.62 and $13.82 per share, respectively.  The fair value of the restricted share units at grant date was approximately $3.0 million.  The Company used a Monte Carlo simulation analysis to estimate the fair value of the market-based shares. The time-vesting shares vest ratably over a five-year period, one-fifth per year on each of the first five anniversaries of the grant date. The market-based shares vest ratably over a five-year period, one-fifth per year on each of the first five anniversaries of the grant date if the average annual total shareholder return for the Company equals or exceeds ten percent. Additionally, any market-based shares that do not vest on a previous anniversary will vest on a subsequent anniversary date if the average annual total shareholder return from grant date equals or exceeds ten percent. Certain restricted share units awarded to the former Chief Executive Officer vest upon his retirement from the Company and since he reached the retirement age set forth in his award agreement prior to December 31, 2005, Robert J. Amsdell’s 72,745 restricted shares, valued at approximately $1.5 million, were recognized as share compensation expense in 2005.  During 2006, certain unvested shares vested early related to the termination of several executives under the terms of their respective employment agreements.  Accordingly, the Company recognized the related compensation expense in 2006.  As of December 31, 2006 the Company had no remaining unrecognized compensation cost related to the December 22, 2005 restricted share units.

The fair value for restricted share units granted in 2007 and 2008 were estimated at the time the units were granted. Awards that contain a market feature were valued using a Monte Carlo-pricing model applying the following weighted average assumptions:

Assumptions:	2007	2008
Risk-free interest rate	4.50%	2.10%
Volatility of total annual return	19.0%	28.5%
Weighted average expected life of the units	3 years	3 years
Weighted average fair value of units granted	$11.70	$4.14

In May 2005, the Company implemented the Deferred Trustees Plan, a component of the Plan, upon the approval of the Company’s Board of Trustees. Pursuant to the terms of the Deferred Trustees Plan, each non-employee member of the Board of Trustees may elect to receive all of his annual cash retainers and meeting fees payable for service on the Board of Trustees or any committee of the Board of Trustees in the form of either all common shares or all deferred share units.

Pursuant to the terms of the Deferred Trustees Plan, under the equity incentive plan, certain Trustees elected to receive their Board of Trustee fees in 2005 and 2006 in the form of deferred share units. On December 31, 2006 an aggregate of 8,564 deferred share units were granted to those Trustees and were valued at $20.55 per share and on December 31, 2005 and aggregate of 3,876 deferred share units were granted and were valued at $21.05 per share.  There was no similar activity in 2007 or 2008.

In 2008, 2007 and 2006, the Company recognized compensation expense related to restricted shares and restricted share units issued to employees and Trustees of approximately $1.4 million, $1.1 million and $0.7 million, respectively; these amounts were recorded in General and administrative expense. The following table presents non-vested restricted share activity during 2008:

Number of Non-
Vested Restricted
Shares
Non-Vested at January 1, 2008	178,071
Granted	259,502
Vested	(53,871)
Forfeited	(91,029)
Non-Vested at December 31, 2008	292,673

14.  EARNINGS PER SHARE AND SHAREHOLDERS’ EQUITY

The following is a summary of the elements used in calculating basic and diluted earnings per share:

	For the year ended December 31,
	2008	2007	2006
	(Dollars and shares in thousands, except per share amounts)

Loss from continuing operations attributable to the Company’s common shareholders	$(17,540)	$(19,048)	$(13,524)
Income from discontinued operations attributable to the Company’s common shareholders	20,332	5,971	4,973

Net income (loss) attributable to the Company’s common sharesholders	$2,792	$(13,077)	$(8,551)

Weighted-average shares outstanding	57,621	57,497	57,287
Share options and restricted share units (1)	—	—	—
Weighted-average diluted shares outstanding	57,621	57,497	57,287

Income (loss) per Common Share:
Continuing operations	$(0.30)	$(0.33)	$(0.24)
Discontinued operations	0.35	0.11	0.09
Basic and diluted earnings (loss) per share	$0.05	$(0.22)	$(0.15)

(1) For the years ended December 31, 2008, 2007 and 2006, the potentially dilutive shares of approximately 94,000, 22,000, and 121,000 respectively, were not included in the earnings per share calculation as their effect is antidilutive.

The operating partnership units and common shares have essentially the same economic characteristics as they share equally in the total net income or loss and distributions of the operating partnership. An operating partnership unit may be redeemed for cash, or at the Company’s option, common shares on a one-for-one basis. Outstanding noncontrolling interest units in the operating partnership were 5,079,928 as of December 31, 2008. There were 57,623,491 common shares outstanding as of December 31, 2008.

15.  INCOME TAXES

Deferred income taxes are established for temporary differences between financial reporting basis and tax basis of assets and liabilities at the enacted tax rates expected to be in effect when the temporary differences reverse. A valuation allowance for deferred tax assets is provided if the Company believes that it is more likely than not that all or some portion of the deferred tax asset will not be realized. No valuation allowance was recorded at December 31, 2008 or 2007. The Company had net deferred tax assets of $0.5 million and $0.5 million, which are included in other assets, as of December 31, 2008 and 2007, respectively. The Company believes it is more likely than not the deferred tax assets will be realized.

	For the year ended December 31,
	2008	2007	2006
Income tax provision
Current:
U.S. Federal	$—	$—	$—

Deferred:
U.S. Federal	—	(0.1)	(0.2)

Income tax provision	$—	$(0.1)	$(0.2)

Effective income tax rate
Statutory federal income tax rate	34.0%	34.0%	34.0%
State and local income taxes	4.0%	4.0%	2.6%
Effective income tax rate	38.0%	38.0%	36.6%

	As of December 31,
	2008		2007		2006
	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities
Deferred taxes
Share based compensation	$1.3	$1.2	$0.7	$0.6	$0.8	$0.8
Other	0.3	—	0.4	—	0.3	—
Deferred taxes	$1.6	$1.2	$1.1	$0.6	$1.1	$0.8

16.  PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

During 2007, the Company acquired 17 self-storage facilities for an aggregate purchase price of approximately $140.5 million and sold five properties for an aggregate purchase price of approximately $19.2 million.  During 2008, the Company acquired one self-storage facility for an aggregate purchase price of approximately $13.3 million and sold 23 properties for an aggregate purchase price of approximately $62.0 million.

The unaudited condensed consolidated pro forma financial information set forth below reflects adjustments to the Company’s historical financial data to give effect to each of the acquisitions and related financing activity (including the issuance of common shares) that occurred subsequent to January 1, 2007 as if each had occurred on January 1, of each respective year.  The unaudited pro forma information presented below does not purport to represent what the Company’s actual results of operations would have been for the periods indicated, nor does it purport to represent the Company’s future results of operations.

The following table summarizes, on a pro forma basis, our consolidated results of operations for the years ended December 31, 2008 and 2007 based on the assumptions described above:

	2008	2007
	(unaudited)
	(in thousands, except per share data)

Pro forma revenue	$236,465	$227,235
Pro forma loss from continuing operations	$(19,084)	$(32,979)
Loss per common share from continuing operations attributable to Common Shareholders
Basic and diluted — as reported	$(0.30)	$(0.33)
Basic and diluted — as pro forma	$(0.30)	$(0.53)

17.  ASSET IMPAIRMENT AND INSURANCE RECOVERIES

During 2008, the Company recorded $0.5 million of impairment charges related to property damage associated with Hurricane Ike and other extraordinary events including fires.  During 2007 the Company recorded $0.4 million of impairment charges related to property damage incurred at six properties as a result of either a fire or flood.  During 2006, insurance proceeds were sufficient to cover the insurance receivable and as such, no impairments were recorded.

18.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of quarterly financial information for the years ended December 31, 2008 and 2007 (in thousands, except per share data):

	Three months ended
	March 31,	June 30,	September 30,	December 31,
	2008	2008	2008	2008
Total revenues	$57,895	$58,630	$60,370	$59,505
Total operating expenses	$49,545	$51,151	$50,861	$50,169
Net income (loss)	$(4,335)	$298	$4,374	$2,765
Basic and diluted earnings (loss) per share attributable to common shareholders	$(0.07)	$0.01	$0.07	$0.04

	Three months ended
	March 31,	June 30,	September 30,	December 31,
	2007	2007	2007	2007
Total revenues	$52,523	$53,637	$55,661	$57,661
Total operating expenses	$44,204	$43,204	$47,131	$50,334
Net income (loss)	$(3,648)	$321	$(4,494)	$(6,426)
Basic and diluted earnings (loss) per share attributable to common shareholders	$(0.06)	$—	$(0.07)	$(0.10)

The summation of quarterly earnings per share amounts do not necessarily equal the full year amounts.  The above information was updated to reclassify amounts to discontinued operations.  See note 10.

19.  LEASE ABANDONMENT CHARGE

In August 2007, the Company abandoned certain office space in Cleveland, OH that was previously used for its corporate offices.  The related leases have expiration dates ranging from December 31, 2008 through December 31, 2014. Upon vacating the space, the Company entered into a sub-lease agreement with a sub-tenant to lease the majority of the space for the duration of the term.

As a result of this exit activity, the Company recognized a “Lease abandonment charge” of $1.3 million during 2007.  The charge is comprised of approximately $0.8 million of costs that represent the present value of the net cash flows associated with leases and the sub-lease agreement (“Contract Termination Costs”) and approximately $0.5 million of costs associated with the write-off of certain assets related to the abandoned space (“Other Associated Costs”).  The Contract Termination Costs of $0.8 million are presented as “Accounts payable and accrued rent” and the Other Associated Costs of $0.5 million were accounted for as a reduction of “Storage facilities.”  The Company will amortize the Contract Termination Costs against rental expense over the remaining life of the respective leases.

20. COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2008	2007	2006

NET INCOME (LOSS)	$3,102	$(14,247)	$(9,324)
Other comprehensive loss:
Unrealized loss on derivative financial instruments	(4,608)	(1,545)	—
Unrealized loss on foreign currency translation	(1,281)	(119)	—
COMPREHENSIVE LOSS	$(2,787)	$(15,911)	$(9,324)

U-STORE-IT

SCHEDULE III

REAL ESTATE AND RELATED DEPRECIATION

DECEMBER 31, 2008

(in thousands)

						Gross Carrying Amount
			Initial Cost			at December 31, 2008
Description	Square Footage	Encumbrances	Land	Building and Improvements	Costs Sub- sequent to Acquisition	Land	Building and Improvements	Total	Accumulated Depreciation (L)	Year Acquired / Developed
Mobile, AL	129,035	(A)	226	2,524	1,331	301	3,781	4,081	1,378	1997
Chandler, AZ	47,520		327	1,257	253	327	1,510	1,837	293	2005
Glendale, AZ	56,830		201	2,265	950	418	2,998	3,416	837	1998
Green Valley, AZ	25,050	(B)	298	1,153	138	298	1,291	1,589	243	2005
Mesa I, AZ	52,375		920	2,739	137	921	2,875	3,796	499	2006
Mesa II, AZ	45,345		731	2,176	140	731	2,316	3,048	411	2006
Mesa III, AZ	58,264		706	2,101	161	706	2,262	2,968	399	2006
Phoenix I, AZ	100,812		1,134	3,376	272	1,135	3,647	4,782	632	2006
Phoenix II, AZ	45,270		756	2,251	170	756	2,421	3,178	422	2006
Scottsdale, AZ	81,125		443	4,879	1,645	883	6,084	6,967	1,698	1998
Tempe, AZ	53,840	(A)	749	2,159	173	749	2,332	3,081	413	2005
Tucson I, AZ	59,350		188	2,078	897	384	2,779	3,163	762	1998
Tucson II, AZ	43,950		188	2,078	841	391	2,716	3,107	753	1998
Tucson III, AZ	49,772	(C)	532	2,048	121	533	2,169	2,702	416	2005
Tucson IV, AZ	48,008	(C)	674	2,595	164	675	2,759	3,433	526	2005
Tucson V, AZ	45,234	(C)	515	1,980	182	515	2,161	2,676	412	2005
Tucson VI, AZ	40,766	(C)	440	1,692	163	440	1,854	2,294	359	2005
Tucson VII, AZ	52,688	(C)	670	2,576	207	670	2,783	3,453	526	2005
Tucson VIII, AZ	46,650	(C)	589	2,265	101	589	2,365	2,954	452	2005
Tucson IX, AZ	67,656	(C)	724	2,786	242	725	3,028	3,753	567	2005
Tucson X, AZ	46,350	(C)	424	1,633	148	425	1,781	2,205	337	2005
Tucson XI, AZ	42,800	(C)	439	1,689	229	439	1,918	2,357	352	2005
Tucson XII, AZ	42,325	(C)	671	2,582	153	672	2,735	3,406	518	2005
Tucson XIII, AZ	45,792	(C)	587	2,258	143	587	2,401	2,988	454	2005
Tucson XIV, AZ	49,170		707	2,721	154	708	2,875	3,582	543	2005
Apple Valley I, CA	73,340	(D)	140	1,570	1,527	476	2,761	3,237	738	1997
Apple Valley II, CA	62,115	(E)	160	1,787	1,181	431	2,698	3,128	766	1997
Benicia, CA	74,770		2,392	7,028	156	2,392	7,184	9,577	1,266	2005
Bloomington I, CA	28,425		42	463	528	100	933	1,033	265	1997
Bloomington II, CA	25,860		54	604	458	144	972	1,116	267	1997
Cathedral City, CA	129,048		2,194	10,046	132	2,195	10,177	12,372	1,786	2006
Citrus Heights, CA	75,620	(C)	1,633	4,793	144	1,634	4,936	6,570	959	2005
Diamond Bar, CA	103,034		2,522	7,404	233	2,524	7,635	10,159	1,482	2005
Escondido, CA	143,170		3,040	11,804	(772)	3,040	11,033	14,073	796	2007
Fallbrook, CA	46,170	(F)	133	1,492	1,481	432	2,674	3,106	700	1997
Hemet, CA	66,040	(D)	125	1,396	1,296	417	2,400	2,817	645	1997
Highland I, CA	76,765	(D)	215	2,407	1,979	582	4,019	4,601	1,121	1997
Highland II, CA	62,257		1,277	5,847	239	1,277	6,086	7,363	944	2006
Lancaster, CA	60,825	(E)	390	2,247	919	556	3,000	3,556	821	2001
Long Beach, CA	125,213		3,138	14,368	243	3,138	14,611	17,749	2,292	2006
Murrieta, CA	49,840		1,883	5,532	155	1,903	5,667	7,570	1,008	2005
North Highlands, CA	57,244	(C)	868	2,546	214	868	2,760	3,628	528	2005
Orangevale, CA	50,542	(C)	1,423	4,175	141	1,423	4,316	5,739	839	2005
Palm Springs I, CA	72,775		1,565	7,164	113	1,566	7,276	8,842	1,146	2006
Palm Springs II, CA	122,370		2,131	9,758	308	2,132	10,065	12,197	1,569	2006
Pleasanton, CA	82,015		2,799	8,222	55	2,799	8,277	11,076	1,461	2005
Rancho Cordova, CA	53,928	(C)	1,094	3,212	186	1,095	3,398	4,492	659	2005
Redlands, CA	62,805	(F)	196	2,192	1,138	449	3,077	3,526	960	1997
Rialto I, CA	57,371		899	4,118	156	899	4,274	5,173	667	2006
Rialto II, CA	99,783		277	3,098	1,700	672	4,403	5,075	1,304	1997
Riverside I, CA	28,360		42	465	605	141	971	1,112	263	1997
Riverside II, CA	20,420		42	423	357	114	708	822	200	1997
Riverside III, CA	46,809		91	1,035	1,032	310	1,847	2,158	464	1998
Riverside IV, CA	67,320		1,351	6,183	206	1,351	6,389	7,739	993	2006
Riverside V, CA	85,496		1,170	5,359	270	1,170	5,629	6,799	876	2006
Riverside VI, CA	74,900	(K)	1,040	4,119	(185)	1,040	3,933	4,973	284	2007
Roseville, CA	60,094	(C)	1,284	3,767	253	1,284	4,020	5,304	762	2005
Sacramento I, CA	50,839	(C)	1,152	3,380	207	1,152	3,587	4,739	691	2005
Sacramento II, CA	61,890	(C)	1,406	4,128	113	1,407	4,241	5,648	826	2005
San Bernardino I, CA	83,278	(F)	152	1,704	1,406	450	2,812	3,262	783	1997
San Bernardino II, CA	31,070	(A)	51	572	1,074	182	1,515	1,697	438	1997
San Bernardino III, CA	57,215	(F)	152	1,695	1,646	444	3,049	3,493	984	1997
San Bernardino IV, CA	41,546	(A)	112	1,251	1,153	306	2,210	2,516	713	1997
San Bernardino V, CA	35,671	(A)	98	1,093	941	242	1,890	2,132	638	1997
San Bernardino VI, CA	83,507	(E)	1,872	5,391	42	1,872	5,433	7,305	1,117	2005
San Bernardino VII, CA	56,795		783	3,583	313	783	3,896	4,679	598	2006
San Bernardino VIII, CA	118,456		1,205	5,518	210	1,205	5,728	6,933	986	2006

						Gross Carrying Amount
			Initial Cost			at December 31, 2008
Description	Square Footage	Encumbrances	Land	Building and Improvements	Costs Sub- sequent to Acquisition	Land	Building and Improvements	Total	Accumulated Depreciation (L)	Year Acquired / Developed
San Bernardino IX, CA	78,839		1,475	6,753	276	1,476	7,028	8,503	1,095	2006
San Bernardino X, CA	111,904		1,691	7,741	266	1,692	8,005	9,697	1,415	2006
San Marcos, CA	37,430	(G)	775	2,288	69	776	2,355	3,132	459	2005
Santa Ana, CA	64,931		1,223	5,600	171	1,223	5,771	6,994	903	2006
South Palmetto, CA	80,555		292	3,289	1,889	688	4,782	5,470	1,229	1998
South Sacramento, CA	51,890	(C)	790	2,319	164	791	2,483	3,274	481	2005
Spring Valley, CA	55,080		1,178	5,394	290	1,178	5,684	6,862	885	2006
Sun City, CA	38,435		140	1,579	908	324	2,303	2,627	634	1998
Temecula I, CA	81,700		660	4,735	1,112	899	5,608	6,507	1,473	1998
Temecula II, CA	84,380	(K)	3,080	5,839	(62)	3,080	5,777	8,857	416	2007
Thousand Palms, CA	72,970		1,493	6,835	314	1,493	7,149	8,642	1,126	2006
Vista I, CA	74,355	(D)	711	4,076	2,042	1,118	5,711	6,829	1,467	2001
Vista II, CA	147,721		4,629	13,599	85	4,629	13,684	18,313	2,410	2005
Walnut, CA	50,708		1,578	4,635	179	1,595	4,797	6,392	849	2005
West Sacramento, CA	39,715		1,222	3,590	104	1,222	3,694	4,916	649	2005
Westminster, CA	68,148	(G)	1,740	5,142	224	1,743	5,363	7,106	1,039	2005
Yucaipa, CA	77,560	(F)	198	2,221	1,546	525	3,439	3,965	980	1997
Aurora I, CO	75,667	(C)	1,343	2,986	231	1,343	3,216	4,559	639	2005
Aurora II, CO	57,609		736	1,637	256	736	1,893	2,629	363	2005
Aurora III, CO	28,730		352	783	169	352	952	1,304	182	2005
Aurora IV, CO	49,700		752	3,066	122	753	3,187	3,940	547	2006
Boulder I, CO	46,996		1,005	4,095	232	1,005	4,327	5,332	681	2006
Boulder II, CO	101,120		2,556	10,416	190	2,556	10,606	13,162	1,655	2006
Boulder III, CO	80,244		1,370	5,581	197	1,370	5,779	7,148	902	2006
Boulder IV, CO	95,148		2,102	8,563	153	2,102	8,716	10,818	1,359	2006
Colorado Springs I, CO	47,975		771	1,717	264	771	1,981	2,752	361	2005
Colorado Springs II, CO	62,400	1,961	657	2,674	180	656	2,855	3,511	409	2006
Denver I, CO	58,050		1,105	2,459	147	1,105	2,606	3,711	492	2005
Denver II, CO	59,200		673	2,741	145	674	2,885	3,559	496	2006
Denver III, CO	63,700		732	2,982	134	733	3,115	3,848	541	2006
Englewood, CO	51,000		981	2,183	157	981	2,340	3,321	446	2005
Federal Heights, CO	54,770	(C)	878	1,953	136	879	2,089	2,967	416	2005
Golden, CO	85,830	(C)	1,683	3,744	224	1,684	3,967	5,651	787	2005
Littleton I, CO	53,490	(C)	1,268	2,820	147	1,268	2,967	4,235	585	2005
Littleton II, CO	46,175		1,121	2,495	221	1,121	2,716	3,837	508	2005
Northglenn, CO	52,102	(C)	862	1,917	127	862	2,044	2,906	412	2005
Bloomfield, CT	48,700		78	880	2,195	360	2,793	3,153	760	1997
Branford, CT	50,679		217	2,433	1,114	504	3,260	3,764	1,156	1995
Bristol, CT	47,825	(E)	1,819	3,161	78	1,819	3,240	5,058	721	2005
East Windsor, CT	45,900	(A)	744	1,294	325	744	1,619	2,364	334	2005
Enfield, CT	52,875	(D)	424	2,424	294	473	2,670	3,142	991	2001
Gales Ferry, CT	54,230		240	2,697	1,353	489	3,801	4,290	1,348	1995
Manchester I, CT (6)	47,125	(D)	540	3,096	323	563	3,396	3,959	1,216	2002
Manchester II, CT	52,725	(E)	996	1,730	135	996	1,865	2,861	403	2005
Milford, CT	44,885		87	1,050	1,056	274	1,919	2,193	600	1994
Monroe, CT	58,500	(E)	2,004	3,483	543	2,004	4,026	6,030	856	2005
Mystic, CT	50,850		136	1,645	1,741	410	3,113	3,522	969	1994
Newington I, CT	42,520	(E)	1,059	1,840	71	1,059	1,911	2,969	426	2005
Newington II, CT	35,810	(E)	911	1,584	107	911	1,691	2,602	374	2005
Old Saybrook I, CT	87,500	(E)	3,092	5,374	263	3,092	5,637	8,729	1,250	2005
Old Saybrook II, CT	26,425	(E)	1,135	1,973	127	1,135	2,100	3,235	468	2005
South Windsor, CT	71,725		90	1,127	1,045	272	1,990	2,262	610	1994
Stamford, CT	28,957	(E)	1,941	3,374	55	1,941	3,428	5,370	769	2005
Washington, DC	62,695		871	12,759	102	871	11,870	12,741	591	2008
Boca Raton, FL	37,958	(F)	529	3,054	1,472	813	4,243	5,055	1,308	2001
Boynton Beach I, FL	61,987	(E)	667	3,796	1,597	958	5,102	6,060	1,615	2001
Boynton Beach II, FL	61,751	(A)	1,030	2,968	205	1,030	3,173	4,203	611	2005
Bradenton I, FL	68,466		1,180	3,324	131	1,180	3,455	4,635	741	2004
Bradenton II, FL	87,810		1,931	5,561	266	1,931	5,827	7,758	1,245	2004
Cape Coral, FL	76,592	(F)	472	2,769	2,335	830	4,746	5,576	1,499	2000
Dania Beach, FL (6)	182,693		3,584	10,324	618	3,584	10,942	14,526	2,320	2004
Dania, FL	58,270		205	2,068	1,331	481	3,123	3,604	982	1994
Davie, FL	81,035	(D)	1,268	7,183	628	1,373	7,707	9,079	2,681	2001
Deerfield Beach, FL	57,350	(A)	946	2,999	1,836	1,311	4,470	5,781	1,029	1998
Delray Beach, FL	67,821	(A)	798	4,539	583	883	5,037	5,920	1,771	2001
Fernandina Beach, FL	112,165		189	2,111	4,843	523	6,620	7,143	1,522	1996
Ft. Lauderdale, FL	70,593	(D)	937	3,646	2,237	1,384	5,437	6,820	1,288	1999
Ft. Myers, FL	67,546	(A)	303	3,329	376	328	3,680	4,008	1,323	1998
Jacksonville I, FL	80,336		1,862	5,362	36	1,862	5,397	7,260	882	2005
Jacksonville II, FL	65,020		950	7,004	(643)	950	6,360	7,310	458	2007
Jacksonville III, FL	65,595		860	7,409	249	1,670	6,847	8,518	495	2007
Jacksonville IV, FL	78,374	(K)	870	8,049	(23)	870	8,026	8,896	579	2007
Jacksonville V, FL	81,995		1,220	8,210	(505)	1,220	7,705	8,925	557	2007
Lake Worth, FL	161,828	(F)	183	6,597	5,298	183	11,895	12,078	4,277	1998
Lakeland I, FL	49,007	(A)	81	896	948	256	1,669	1,925	664	1994
Kendall, FL	75,395	(K)	2,350	8,106	(719)	2,350	7,387	9,737	532	2007

						Gross Carrying Amount
			Initial Cost			at December 31, 2008
Description	Square Footage	Encumbrances	Land	Building and Improvements	Costs Sub- sequent to Acquisition	Land	Building and Improvements	Total	Accumulated Depreciation (L)	Year Acquired / Developed
Lutz I, FL	66,595		901	2,478	99	901	2,577	3,478	557	2004
Lutz II, FL	69,232		992	2,868	198	992	3,066	4,058	651	2004
Margate I, FL	54,405	(A)	161	1,763	1,714	399	3,239	3,638	988	1994
Margate II, FL	65,186		132	1,473	1,679	383	2,901	3,284	834	1996
Merrit Island, FL	50,447	(A)	716	2,983	448	796	3,351	4,147	1,052	2000
Miami I, FL	46,925	(D)	179	1,999	1,601	484	3,296	3,779	1,132	1995
Miami II, FL	67,060	(E)	253	2,544	1,398	561	3,634	4,195	1,171	1994
Miami IV, FL	150,510		4,577	13,185	378	4,577	13,563	18,140	2,244	1905
Naples I, FL	48,150		90	1,010	2,318	270	3,147	3,418	938	1996
Naples II, FL	65,850	(E)	148	1,652	4,215	558	5,457	6,015	1,454	1997
Naples III, FL	80,699	(A)	139	1,561	3,705	598	4,806	5,405	1,755	1997
Naples IV, FL	40,725		262	2,980	477	407	3,311	3,719	1,013	1998
Ocoee, FL	76,280		1,286	3,705	81	1,286	3,786	5,073	724	1905
Orange City, FL	59,586		1,191	3,209	(30)	1,191	3,179	4,370	711	2004
Orlando I, FL (6)	52,170		187	2,088	460	240	2,496	2,735	1,018	1997
Orlando II, FL	63,114	(E)	1,589	4,576	53	1,589	4,628	6,217	892	1905
Orlando III, FL	104,165		1,209	7,768	183	1,209	7,951	9,160	1,110	2006
Oviedo, FL	49,051		440	2,824	279	440	3,104	3,543	435	2006
Pembroke Pines, FL	67,337	(D)	337	3,772	2,594	953	5,750	6,703	1,591	1997
Royal Palm Beach I, FL	67,755	(F)	205	2,148	2,632	741	4,244	4,985	1,385	1994
Royal Palm Beach II, FL	81,440	(K)	1,640	8,607	(497)	1,640	8,110	9,750	586	2007
Sanford, FL	61,960		453	2,911	84	453	2,995	3,449	426	1905
Sarasota, FL	71,102	(A)	333	3,656	1,081	529	4,541	5,070	1,540	1998
St. Augustine, FL	59,725		135	1,515	3,139	383	4,406	4,789	1,254	1996
Stuart, FL	86,883	(E)	324	3,625	2,609	685	5,873	6,558	1,631	1997
SW Ranches, FL	64,955		1,390	7,598	(870)	1,390	6,727	8,117	486	2007
Tampa I, FL	55,997		330	1,887	553	330	2,440	2,770	798	2001
Tampa II, FL	83,763		2,670	6,249	(474)	2,670	5,774	8,444	416	2007
West Palm Beach I, FL	68,063		719	3,420	1,446	835	4,750	5,585	1,640	2001
West Palm Beach II, FL	93,903		2,129	8,671	234	2,129	8,904	11,034	2,200	2005
Alpharetta, GA	90,485	(F)	806	4,720	875	967	5,434	6,401	2,098	2001
Austell, GA	83,525		1,635	4,711	146	1,643	4,849	6,492	609	2006
Decatur, GA	148,480		616	6,776	27	616	6,803	7,419	2,136	1998
Norcross, GA	85,390	(D)	514	2,930	667	632	3,479	4,111	1,114	2001
Peachtree City, GA	49,845	1705	435	2,532	521	529	2,959	3,488	965	2001
Smyrna, GA	56,820	(F)	750	4,271	116	750	4,387	5,137	1,599	2001
Snellville, GA	80,000		1,660	4,781	107	1,660	4,888	6,548	509	2007
Suwanee I, GA	85,600		1,737	5,010	119	1,737	5,129	6,866	530	2007
Suwanee II, GA	79,390	(K)	800	6,942	(329)	800	6,614	7,414	478	2007
Addison, IL	31,325	(I)	428	3,531	189	428	3,720	4,148	786	2004
Aurora, IL	74,085		644	3,652	44	644	3,696	4,340	803	2004
Bartlett, IL	51,425		931	2,493	120	931	2,613	3,544	554	2004
Hanover, IL	41,174	(E)	1,126	2,197	115	1,126	2,312	3,438	494	2004
Bellwood, IL	86,525	(E)	1,012	5,768	540	1,012	6,308	7,320	2,250	2001
Des Plaines, IL (6)	74,400	(I)	1,564	4,327	201	1,564	4,528	6,092	966	2004
Elk Grove Village, IL	64,304	(I)	1,446	3,535	208	1,446	3,743	5,189	817	2004
Glenview, IL	100,115	(I)	3,740	10,367	105	3,740	10,472	14,212	2,259	2004
Gurnee, IL	80,275	(I)	1,521	5,440	198	1,521	5,638	7,159	1,211	2004
Harvey, IL	60,140	(I)	869	3,635	56	869	3,691	4,560	800	2004
Joliet, IL	74,350	(I)	547	4,704	114	547	4,818	5,365	1,032	2004
Kildeer, IL	46,475	(I)	2,102	2,187	91	2,102	2,278	4,380	488	2004
Lombard, IL	58,088	(I)	1,305	3,938	518	1,305	4,456	5,761	932	2004
Mount Prospect, IL	64,900	(I)	1,701	3,114	161	1,701	3,275	4,976	689	2004
Mundelein, IL	44,700	(I)	1,498	2,782	124	1,498	2,906	4,404	624	2004
North Chicago, IL	53,300	(I)	1,073	3,006	192	1,073	3,198	4,271	681	2004
Plainfield I, IL	53,900		1,770	1,715	146	1,770	1,861	3,631	406	2004
Plainfield II, IL	52,100		694	2,000	108	694	2,108	2,802	413	2005
Schaumburg, IL	31,235		538	645	107	538	752	1,290	171	2004
Streamwood, IL	64,305	(A)	1,447	1,662	218	1,447	1,880	3,327	404	2004
Warrensville, IL	48,796	(A)	1,066	3,072	144	1,066	3,216	4,282	598	2005
Waukegan, IL	79,750	(I)	1,198	4,363	189	1,198	4,552	5,750	972	2004
West Chicago, IL	48,425	(E)	1,071	2,249	129	1,071	2,378	3,449	512	2004
Westmont, IL	53,700	(I)	1,155	3,873	63	1,155	3,936	5,091	850	2004
Wheeling I, IL	54,210	(A)	857	3,213	174	857	3,387	4,244	730	2004
Wheeling II, IL	67,825	(I)	793	3,816	182	793	3,998	4,791	859	2004
Woodridge, IL	50,725	(I)	943	3,397	70	943	3,467	4,410	749	2004
Indianapolis I, IN	43,600	(I)	1,871	1,230	126	1,871	1,356	3,227	295	2004
Indianapolis II, IN	44,900	(I)	669	2,434	117	669	2,551	3,220	561	2004
Indianapolis III, IN	60,850	(I)	1,229	2,834	92	1,229	2,926	4,155	626	2004
Indianapolis IV, IN	62,909		641	3,154	(9)	552	3,234	3,786	708	2004
Indianapolis V, IN	74,825	(I)	2,138	3,633	145	2,138	3,778	5,916	810	2004
Indianapolis VI, IN	73,353	(A)	406	3,496	169	406	3,665	4,071	782	2004
Indianapolis VII, IN	91,807	(I)	908	4,755	426	908	5,181	6,089	1,089	2004
Indianapolis VIII, IN	80,000	(I)	887	3,548	154	887	3,702	4,589	792	2004
Indianapolis IX, IN	61,732	(I)	1,133	4,103	153	1,133	4,256	5,389	913	2004

						Gross Carrying Amount
			Initial Cost			at December 31, 2008
Description	Square Footage	Encumbrances	Land	Building and Improvements	Costs Sub- sequent to Acquisition	Land	Building and Improvements	Total	Accumulated Depreciation (L)	Year Acquired / Developed
Baton Rouge I, LA	41,300		112	1,248	506	208	1,659	1,866	543	1997
Baton Rouge II, LA	80,327	(A)	118	1,181	1,788	331	2,756	3,087	781	1997
Slidell, LA	79,540	(D)	188	3,175	1,594	802	4,155	4,957	1,253	2001
Boston, MA	60,270	(F)	1,516	8,628	203	1,516	8,831	10,347	3,100	2002
Leominster, MA	53,823	(D)	90	1,519	2,344	338	3,616	3,953	1,012	1998
Medford, MA	58,292	(K)	1,330	7,165	(521)	1,330	6,644	7,974	479	2007
Baltimore, MD	93,625	(E)	1,050	5,997	925	1,173	6,799	7,972	2,372	2001
California, MD	77,840		1,486	4,280	89	1,486	4,369	5,855	937	2004
Gaithersburg, MD	86,970	6150	3,124	9,000	137	3,124	9,137	12,261	1,880	2005
Laurel, MD	104,200	(F)	1,409	8,035	3,324	1,928	10,841	12,768	3,227	2001
Temple Hills, MD	97,250	(D)	1,541	8,788	2,046	1,800	10,575	12,375	3,240	2001
Grand Rapids, MI	87,381	(A)	185	1,821	1,368	325	3,049	3,374	1,156	1996
Portage, MI (6)	50,280		104	1,160	789	237	1,817	2,053	669	1996
Romulus, MI	42,050	(A)	308	1,743	605	418	2,238	2,656	683	1997
Wyoming, MI	91,158	(A)	191	2,135	1,087	354	3,059	3,413	1,166	1996
Gulfport, MS	61,251	(E)	172	1,928	872	338	2,634	2,972	819	1997
Belmont, NC	80,948		385	2,196	521	451	2,651	3,102	930	2001
Burlington I, NC	109,446	(A)	498	2,837	401	498	3,239	3,736	1,109	2001
Burlington II, NC	42,880		320	1,829	238	340	2,047	2,387	701	2001
Cary, NC	111,772	(A)	543	3,097	359	543	3,457	3,999	954	2001
Charlotte, NC	69,000	(F)	782	4,429	1,361	1,068	5,505	6,572	1,609	2005
Fayetteville I, NC	41,400		156	1,747	773	301	2,375	2,676	818	1997
Fayetteville II, NC	54,225	(F)	213	2,301	708	399	2,823	3,222	871	1997
Raleigh, NC	48,675		209	2,398	218	296	2,530	2,825	772	1998
Brick, NJ	52,740		234	2,762	1,283	485	3,794	4,279	1,277	1994
Clifton, NJ	105,550	(A)	4,346	12,520	123	4,346	12,643	16,989	2,276	2005
Cranford, NJ	91,250		290	3,493	2,044	779	5,048	5,827	1,600	1994
East Hanover, NJ	107,679		504	5,763	3,807	1,315	8,759	10,074	2,698	1994
Elizabeth, NJ	38,945		751	2,164	269	751	2,433	3,184	424	2005
Fairview, NJ	27,925		246	2,759	244	246	3,003	3,249	1,066	1997
Hamilton, NJ	70,550		1,885	5,430	143	1,893	5,565	7,458	697	2006
Hoboken, NJ	34,180		1,370	3,947	501	1,370	4,448	5,818	777	2005
Jersey City, NJ	91,311		397	4,507	2,607	1,010	6,501	7,511	2,064	1994
Linden, NJ	100,125		517	6,008	1,770	1,077	7,218	8,295	2,623	1994
Morris Township, NJ (5)	71,776	(D)	500	5,602	2,512	1,072	7,542	8,614	2,304	1997
Parsippany, NJ	66,325		475	5,322	1,900	844	6,853	7,697	2,159	1997
Randolph, NJ	52,565	(D)	855	4,872	1,247	1,108	5,866	6,974	1,934	2002
Sewell, NJ	57,830	(F)	484	2,766	1,146	706	3,690	4,396	1,216	2001
Albuquerque I, NM	65,927	(C)	1,039	3,395	181	1,039	3,576	4,615	734	2005
Albuquerque II, NM	58,798	(C)	1,163	3,801	151	1,163	3,952	5,115	803	2005
Albuquerque III, NM	41,016		519	1,697	220	519	1,917	2,436	386	2005
Albuquerque IV, NM	57,611	(C)	664	2,171	195	664	2,365	3,030	479	2005
Albuquerque V, NM	52,217		915	2,996	147	915	3,143	4,059	552	2006
Carlsbad, NM	39,999	(B)	490	1,613	94	491	1,706	2,197	349	2005
Deming, NM	33,005	(B)	338	1,114	110	339	1,223	1,562	252	2005
Las Cruces, NM	21,890		354	1,256	2	354	1,260	1,614	63	2008
Las Cruces, NM	43,850	(B)	611	2,012	155	612	2,166	2,778	441	2005
Lovington, NM	15,750	(B)	168	554	(181)	111	430	542	85	2005
Silver City, NM	26,875	(B)	153	504	89	153	592	746	125	2005
Truth or Consequences, NM	24,010	(B)	10	34	74	11	108	118	30	2005
Las Vegas I, NV	41,590		1,851	2,986	165	1,851	3,151	5,002	488	2006
Las Vegas II, NV	48,900		3,354	5,411	146	3,355	5,556	8,911	845	2006
Jamaica, NY	88,815	(D)	2,043	11,658	472	2,043	12,129	14,173	4,207	2001
New Rochelle, NY	48,431	(A)	1,673	4,827	102	1,673	4,929	6,602	941	2005
North Babylon, NY	78,338	(F)	225	2,514	3,982	568	6,153	6,721	1,861	1998
Riverhead, NY	38,640		1,068	1,149	100	1,068	1,249	2,317	286	1905
Southold, NY	58,609		2,079	2,238	192	2,079	2,430	4,510	541	2005
Avon, CO	28,227		1,012	2,252	155	1,012	2,407	3,418	452	2005
Boardman, OH	65,495	(F)	64	745	2,156	287	2,678	2,965	1,394	1980
Brecksville, OH	58,452		228	2,545	1,055	442	3,386	3,828	993	1998
Canton I, OH	39,750		138	679	183	137	863	1,000	175	2005
Canton II, OH	26,200		122	595	113	120	710	830	146	2005
Centerville I, OH	86,390	(I)	471	3,705	116	471	3,821	4,292	817	2004
Centerville II, OH	43,350	(E)	332	1,757	150	332	1,907	2,239	403	2004
Cleveland I, OH	45,950		525	2,592	118	524	2,711	3,235	553	2005
Cleveland II, OH	58,425		290	1,427	156	289	1,584	1,873	334	2005
Columbus, OH	72,075		1,234	3,151	(55)	1,239	3,091	4,329	439	2006
Dayton I, OH	43,100	(E)	323	2,070	91	323	2,161	2,484	467	2004
Dayton II, OH	48,149		441	2,176	113	440	2,290	2,730	466	2005
Euclid I, OH	46,910		200	1,053	1,906	317	2,842	3,159	1,511	1998
Euclid II, OH	47,275		359	—	1,638	461	1,535	1,997	402	1988
Grove City, OH	89,290		1,756	4,485	100	1,761	4,581	6,342	614	2006
Hilliard, OH	89,715		1,361	3,476	96	1,366	3,566	4,932	477	2006
Lakewood, OH	39,337		405	854	449	405	1,303	1,708	727	1989
Louisville, OH	53,960		257	1,260	117	255	1,379	1,634	295	2005

						Gross Carrying Amount
			Initial Cost			at December 31, 2008
Description	Square Footage	Encumbrances	Land	Building and Improvements	Costs Sub- sequent to Acquisition	Land	Building and Improvements	Total	Accumulated Depreciation (L)	Year Acquired / Developed
Marblehead, OH	52,300		374	1,843	158	373	2,002	2,375	404	2005
Mason, OH	33,900		127	1,419	95	149	1,492	1,641	501	1998
Mentor, OH	51,225		206	1,011	1,428	204	2,440	2,645	323	2005
Miamisburg, OH	59,930	(I)	375	2,410	172	375	2,582	2,957	548	2004
Middleburg Heights, OH	93,125		63	704	1,938	332	2,373	2,705	689	1980
North Canton I, OH	45,400		209	846	502	299	1,258	1,557	881	1983
North Canton II, OH	44,180		70	1,226	11	239	1,068	1,307	265	1983
North Olmsted I, OH	48,665		63	704	1,170	214	1,723	1,937	582	1979
North Olmsted II, OH	47,850	(F)	290	1,129	1,044	469	1,994	2,463	982	1988
North Randall, OH	80,099	(F)	515	2,323	2,802	898	4,743	5,640	1,424	1988
Perry, OH	63,700		290	1,427	112	288	1,540	1,829	320	2005
Reynoldsburg, OH	66,895		1,290	3,295	186	1,295	3,476	4,771	455	2006
Strongsville, OH	43,927	(K)	570	3,486	(291)	570	3,195	3,765	229	2007
Warrensville Heights, OH	90,331		525	766	2,858	935	3,214	4,149	829	1980
Westlake, OH	62,750		509	2,508	126	508	2,635	3,143	544	2005
Willoughby, OH	34,064		239	1,178	148	238	1,327	1,565	272	2005
Youngstown, OH	65,950	(A)	67	—	1,700	204	1,563	1,767	851	1977
Levittown, PA	76,230	(F)	926	5,296	803	926	6,099	7,025	2,081	2001
Philadelphia, PA	100,353	(D)	1,461	8,334	1,125	1,461	9,459	10,920	3,865	2001
Alcoa, TN	42,325	(J)	254	2,113	65	254	2,177	2,432	419	2005
Antioch, TN	76,020		588	4,906	125	588	5,031	5,619	850	2005
Cordova I, TN	54,225	(G)	296	2,482	152	297	2,633	2,930	510	2005
Cordova II, TN	67,550		429	3,580	238	429	3,818	4,247	555	2006
Knoxville I, TN	29,377		99	1,113	172	102	1,282	1,384	427	1997
Knoxville II, TN	38,000		117	1,308	204	129	1,501	1,629	490	1997
Knoxville III, TN	45,736		182	2,053	649	331	2,554	2,884	741	1998
Knoxville IV, TN	58,852		158	1,771	715	310	2,334	2,644	631	1998
Knoxville V, TN	42,790		134	1,493	397	235	1,789	2,024	595	1998
Knoxville VI, TN	63,440	(J)	439	3,653	88	440	3,740	4,180	715	1998
Knoxville VII, TN	55,094	(J)	312	2,594	178	312	2,771	3,083	520	2005
Knoxville VIII, TN	95,868	(J)	585	4,869	113	586	4,981	5,567	950	2005
Memphis I, TN	91,000	(E)	677	3,880	1,211	677	5,090	5,768	1,647	2001
Memphis II, TN	71,910		395	2,276	215	395	2,491	2,886	902	2001
Memphis III, TN	41,017	(G)	212	1,779	187	213	1,965	2,178	381	2005
Memphis IV, TN	38,714	(G)	160	1,342	187	160	1,529	1,689	294	2005
Memphis V, TN	60,120	(G)	209	1,753	413	210	2,165	2,375	388	2005
Memphis VI, TN	110,171		462	3,851	265	462	4,116	4,577	609	2006
Memphis VII, TN	115,303		215	1,792	412	215	2,204	2,419	317	2006
Memphis VIII, TN	68,700		355	2,959	243	355	3,202	3,557	476	2006
Nashville I, TN	103,830		405	3,379	411	405	3,790	4,195	614	2005
Nashville II, TN	83,274		593	4,950	197	593	5,147	5,740	854	2005
Nashville III, TN	101,475		416	3,469	270	416	3,740	4,156	599	2006
Nashville IV, TN	102,425		992	8,274	208	992	8,482	9,474	1,374	2006
Austin I, TX	59,595		2,239	2,038	164	2,239	2,201	4,440	384	2005
Austin II, TX	65,401		734	3,894	131	738	4,020	4,759	577	2006
Austin III, TX	71,010		1,030	5,468	138	1,035	5,600	6,635	704	2006
Baytown, TX	38,950		946	863	64	948	926	1,874	181	2005
Bryan, TX	60,450		1,394	1,268	109	1,396	1,375	2,771	262	2005
College Station, TX	26,550	(H)	812	740	76	813	815	1,628	154	2005
Dallas, TX	58,907		2,475	2,253	175	2,475	2,428	4,903	433	2005
Denton, TX	60,836	2026	553	2,936	122	569	3,041	3,611	374	2006
El Paso I, TX	59,702	(C)	1,983	1,805	146	1,984	1,951	3,934	368	2005
El Paso II, TX	48,704	(C)	1,319	1,201	101	1,320	1,302	2,622	245	2005
El Paso III, TX	71,276	(C)	2,408	2,192	133	2,409	2,324	4,733	432	2005
El Paso IV, TX	58,958	(C)	2,073	1,888	(62)	2,074	1,826	3,900	381	2005
El Paso V, TX	62,300	(B)	1,758	1,617	102	1,761	1,716	3,477	317	2005
El Paso VI, TX	36,620	(B)	660	607	85	662	690	1,352	132	2005
El Paso VII, TX	—	(B)	563	517	(1,080)	—	—	—	110	2005
Fort Worth I, TX	49,778		1,253	1,141	86	1,253	1,226	2,480	220	2005
Fort Worth II, TX	72,925		868	4,607	110	874	4,710	5,585	671	2006
Frisco I, TX	50,854	(A)	1,093	3,148	70	1,093	3,218	4,311	607	2005
Frisco II, TX	71,239	3363	1,564	4,507	87	1,564	4,594	6,159	870	2005
Frisco III, TX	75,225		1,147	6,088	119	1,154	6,201	7,354	882	2006
Garland I, TX	70,120	3224	751	3,984	299	767	4,267	5,034	516	2006
Garland II, TX	68,475		862	4,578	52	862	4,629	5,491	525	2006
Greenville I, TX	59,385		1,848	1,682	63	1,848	1,745	3,592	315	2005
Greenville II, TX	44,900		1,337	1,217	59	1,337	1,276	2,613	229	2005
Houston I, TX	101,350		1,420	1,296	111	1,422	1,405	2,827	270	2005
Houston II, TX	71,300		1,510	1,377	(49)	1,512	1,326	2,838	300	2005
Houston III, TX	61,145	532	575	524	182	576	705	1,280	128	2005
Houston IV, TX	43,775	(H)	960	875	67	961	940	1,902	180	2005
Houston V, TX	101,045	4477	1,153	6,122	231	1,156	6,350	7,506	751	2006
Keller, TX	61,885	2,548	890	4,727	80	890	4,806	5,697	699	2006

						Gross Carrying Amount
			Initial Cost			at December 31, 2008
Description	Square Footage	Encumbrances	Land	Building and Improvements	Costs Sub- sequent to Acqui- sition	Land	Building and Improvements	Total	Accumulated Depreciation (L)	Year Acquired / Developed
La Porte, TX	45,100		842	761	207	843	967	1,810	174	2005
Lewisville, TX	58,190	1843	476	2,525	232	492	2,741	3,233	329	2006
Mansfield, TX	63,075		837	4,443	80	843	4,516	5,360	646	2006
McKinney I, TX	47,020	1342	1,632	1,486	71	1,634	1,555	3,189	274	2005
McKinney II, TX	70,050	4,237	855	5,076	54	857	5,128	5,985	752	2006
North Richland Hills, TX	57,175		2,252	2,049	101	2,252	2,150	4,402	384	2005
Roanoke, TX	59,300		1,337	1,217	87	1,337	1,304	2,641	234	2005
San Antonio I, TX	73,930		2,895	2,635	51	2,895	2,686	5,581	467	2005
San Antonio II, TX	73,180		1,047	5,558	56	1,052	5,610	6,662	648	2006
San Antonio III, TX	72,375		996	5,286	24	996	5,310	6,306	531	2007
Sherman I, TX	55,050	1561	1,904	1,733	67	1,906	1,798	3,704	317	2005
Sherman II, TX	48,425	1,862	1,337	1,217	64	1,337	1,281	2,618	228	2005
Spring, TX	72,801		580	3,081	(2)	580	3,079	3,660	459	2006
Murray I, UT	60,280	(C)	3,847	1,017	168	3,848	1,184	5,032	227	2005
Murray II, UT	48,896	(C)	1,182	312	105	1,182	417	1,599	81	2005
Salt Lake City I, UT	56,446	(C)	2,695	712	154	2,696	865	3,561	174	2005
Salt Lake City II, UT	53,676	(C)	2,074	548	144	2,075	691	2,766	137	2005
Fredericksburg I, VA	69,475		1,680	4,840	233	1,680	5,073	6,753	778	2005
Fredericksburg II, VA	61,452		1,757	5,062	288	1,758	5,349	7,108	811	2005
Milwaukee, WI	58,515	(I)	375	4,333	125	375	4,458	4,833	967	2004
USIFB	—		—	7,057	—	—	5,443	5,443	130	2007
Corporate Office			—	—	—	—	10,114	10,114	3,321	1977
Construction in Progress			—	—	—	—	600	600	—
			—	—		—
	24,894,291	(M)	359,848	1,315,514	204,651	387,443	1,500,680	1,888,123	328,165

(A) This facility is part of Yasky Loan portfolio, with a balance of $80,000 as of December 31, 2008.

(B) This facility is part of the YSI XXV Loan portfolio, with a balance of $8,093 as of December 31, 2008.

(C) This facility is part of the YSI XX Loan portfolio, with a balance of $65,953 as of December 31, 2008.

(D) This facility is part of the YSI II Loan portfolio, with a balance of $85,213 as of December 31, 2008.

(E) This facility is part of the YSI VI Loan portfolio, with a balance of $78,543 as of December 31, 2008.

(F) This facility is part of the YSI I Loan portfolio, with a balance of $85,105 as of December 31, 2008.

(G) This facility is part of the YSI XXVI Loan portfolio, with a balance of $9,724 as of December 31, 2008.

(H) This facility is part of the YSI XXVIII Loan portfolio, with a balance of $1,638 as of December 31, 2008.

(I) This facility is part of the YSI III Loan portfolio, with a balance of $85,020 as of December 31, 2008.

(J) This facility is part of the YSI XXX Loan portfolio, with a balance of $7,804 as of December 31, 2008.

(K) This facility is part of the YSI RT Secured Term Loan portfolio, with a balance of $57,419 as of December 31, 2008.

(L) Depreciation on the buildings and improvements is recorded on a straight-line basis over their estimated useful lives, which range from five to 39 years.

(M) Total square footage excludes held-for-sale asset

Activity in real estate facilities during 2008, 2007, and 2006 was as follows (in thousands):

	2008	2007	2006
Storage facilities
Balance at beginning of year	$1,916,396	$1,771,864	$1,386,786
Acquisitions & improvements	30,295	160,256	384,130
Dispositions and other	(59,168)	(21,206)	(534)
Construction in progress	600	5,482	1,482
Balance at end of year	$1,888,123	$1,916,396	$1,771,864

Accumulated depreciation
Balance at beginning of year	$269,278	$205,049	$140,491
Depreciation expense	77,580	68,355	64,728
Dispositions and other	(18,693)	(4,126)	(170)
Balance at end of year	$328,165	$269,278	$205,049

Net Storage facility assets	$1,559,958	$1,647,118	$1,566,815